Exhibit 4.1

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Amendment”), dated as of August 7, 2020, is by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the other Loan Parties party hereto, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as administrative agent (the “Administrative Agent”) for the Lenders, and the Lenders party hereto (collectively constituting the Required Lenders).

PRELIMINARY STATEMENTS:

(1) The Borrower, the Lenders, the Administrative Agent and the other financial institutions party thereto entered into that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 28, 2019, as modified by the Consent and Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of May 21, 2020 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Amended Credit Agreement (as defined below);

(2) The Administrative Agent, the Borrower and certain Lenders party to the Credit Agreement wish to amend the Credit Agreement to address certain changes to the terms thereof as set forth below; and

(3) The Borrower, the Administrative Agent and the Lenders party hereto, collectively constituting the Required Lenders, have agreed pursuant to Section 9.02 of the Credit Agreement to amend the Credit Agreement on the terms and subject to the conditions hereinafter set forth.

SECTION 1. Amendments to the Credit Agreement. (a) The Credit Agreement is, upon the occurrence of the Amendment Effective Date (as defined in Section 8 below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached hereto as Exhibit A (as so amended, the “Amended Credit Agreement”).

(b)     The Credit Agreement is hereby amended by adding new Exhibit G thereto in the form of Exhibit G attached hereto.

(c)     The Credit Agreement is hereby amended by adding new Exhibit H thereto in the form of Exhibit H attached hereto.

SECTION 2.     Waivers to the Credit Agreement.

The undersigned Lenders, collectively constituting the Required Lenders, hereby (i) waive compliance by the Borrower with the provisions of in Sections 6.11(a), (b), (c), (d), (e), (f)(ii), (g), (h) and (i) of the Credit Agreement (collectively, the “Subject Provisions”) during the Covenant Waiver Period (as defined in the Amended Credit Agreement) (the “Waiver Period”) and (ii) agree that no Default or

Event of Default shall exist or arise as a result of the Borrower’s failure to comply with the Subject Provisions during the Waiver Period.

Without limiting the generality of the provisions of Section 9.02 of the Credit Agreement, the waiver set forth in this Section 2 shall be limited precisely as written, and nothing herein shall be deemed to (a) constitute a waiver of compliance by the Borrower with respect to (i) the Subject Provisions other than during the Waiver Period or (ii) any other term, provision or condition of the Loan Documents or any other instrument or agreement referred to in any of them, or (b) prejudice any right or remedy that any Lender may now have or may have in the future under or in connection with the Credit Agreement, the other Loan Documents, or any other instrument or agreement referred to in any of them or under applicable law. For the avoidance of doubt, the waiver of compliance with the Subject Provisions set forth herein shall not extend beyond the last day of the Waiver Period and such waiver shall be of no force or effect for any purpose after the last day of the Waiver Period.

SECTION 3.     Pledge Agreement. The Collateral Agent is hereby authorized by the Lenders to enter into a Pledge Agreement in substantially the form attached as Exhibit G hereto (the “Pledge Agreement”). The terms and provisions of the Pledge Agreement that refer to the Secured Parties shall be binding on all Secured Parties to the same extent as if each Secured Party were a party thereto.

SECTION 4.     Intercreditor Agreement. The Administrative Agent and the Collateral Agent are hereby authorized by the Lenders to enter into an Intercreditor Agreement dated as of the date hereof and in the form attached as Exhibit H hereto (the “Intercreditor Agreement”) with the Borrower, the other Loan Parties party thereto and the administrative agent for the 2018 Term Loan Agreement. The terms and provisions of the Intercreditor Agreement that refer to the Secured Parties shall be binding on all Secured Parties to the same extent as if each Secured Party were a party thereto. The Intercreditor Agreement shall be treated as a Loan Document. The Borrower and each of the Guarantors acknowledge that such agents are entering into the Intercreditor Agreement as of the Amendment Effective Date and that the Intercreditor Agreement, as it may be amended from time to time, governs the relationships among the parties party thereto with respect to the Collateral and use of the proceeds thereof.

SECTION 5.     Amendment Fees. The Borrower shall pay to the Administrative Agent for the benefit of each Lender that executes and delivers a signature page to this Amendment prior to 5:00 p.m. New York City time on August 6, 2020 (each, a “Consenting Lender”) a consent fee in an amount equal to 0.10% of the sum of each Consenting Lender’s Revolving Commitment plus the outstanding principal amount of each Consenting Lender’s Term Loans, payable on the Amendment Effective Date.

SECTION 6.     Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants that:

(a)     The execution, delivery and performance by each Loan Party of this Amendment and the other Loan Documents (the “Transactions”) are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. This Amendment has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b)     The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made or will be made by the legally required time and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of TCI, the Borrower or any of its Subsidiaries or any order judgment or decree of any Governmental Authority, except for any violation of applicable law or regulation that is not reasonably likely to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon TCI, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by TCI, the Borrower or any of its Subsidiaries, except for any violation or default that is not reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of TCI, the Borrower or any of its Subsidiaries (other than Liens arising under the Loan Documents);

(c)     There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against TCI, the Borrower or any of its Subsidiaries that involve this Amendment;

(d)     After giving effect to the Amended Credit Agreement (including the changes to Section 3.04(b) set forth therein), the representations and warranties of the Borrower set forth in Article III of the Amended Credit Agreement are and shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of the Amendment Effective Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) as of such earlier date); and

(e)     No Default or Event of Default has occurred and is continuing, or would result from the entering into of this Amendment by any Loan Party.

SECTION 7.     Reaffirmation of Guaranty. Each of the undersigned Guarantors has read this Amendment and consents to the terms hereof and further hereby confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Guarantor under each of the Loan Documents to which such Guarantor is a party shall not be impaired and each of the Loan Documents to which such Guarantor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

Each of (i) Dolphin Mall Associates LLC, a Delaware limited liability company, (ii) The Gardens on El Paseo LLC, a Delaware limited liability company and (iii) La Cienega Partners Limited Partnership, a Delaware limited partnership ( collectively, the “Subsidiary Guarantors”) hereby reaffirms its continuing obligations to the Administrative Agent and the Lenders under that certain Guaranty dated as of October 28, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Subsidiary Guaranty”) and the other Loan Documents to which such Subsidiary Guarantors are a party, and agrees that the transactions contemplated by this Agreement shall not in any way (x) affect the validity and enforceability of the Subsidiary Guaranty or any other Loan Documents to which such Subsidiary Guarantors are a party or (y) reduce, impair or discharge the obligations of such Subsidiary Guarantor thereunder. Each of the undersigned Subsidiary Guarantors hereby acknowledges and agrees that the “Guarantied Obligations” under, and as defined in, the Subsidiary Guaranty will include all Obligations under, and as defined in, the Amended Credit Agreement.

SECTION 8.     Conditions of Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which, and only if, each of the following conditions precedent shall have been satisfied (or waived by the Required Lenders):

(a)The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, counterparts of this Amendment executed by each of the Loan Parties, the Lenders collectively comprising at least the Required Lenders and the Administrative Agent.

(b)The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, counterparts of the Intercreditor Agreement executed by each of the parties party thereto.

(c)The Borrower and certain of its Subsidiaries shall have (i) executed and delivered the Pledge Agreement, (ii) made all filings necessary or desirable in order to perfect and protect the first priority liens and security interests created in the Collateral (as defined in the Pledge Agreement) and (iii) delivered to the Collateral Agent certificated securities of each applicable Issuer (as defined in the Pledge Agreement), if any, together with any applicable share powers delivered in blank.

(d)The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, a Subsidiary Guaranty executed by each Subsidiary of the Borrower that is a “Pledgor” under the Pledge Agreement.

(e)The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an amendment to the 2018 Term Loan Agreement, it being understood that any such amendment that is in substantially the same form as this Amendment shall be deemed satisfactory.

(f)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of Honigman LLP, counsel for the Borrower and the other Loan Parties, covering enforceability of this Agreement and the other Loan Documents, in each case, in form and substance reasonably acceptable to the Administrative Agent and covering such other matters relating to the Loan Parties and this Amendment as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(g)The Administrative Agent shall have received the following items from the Borrower:

(i)Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Amendment Effective Date;

(ii)Copies of the formation documents of each Loan Party certified by an authorized signatory of such Loan Party, together with all amendments thereto;

(iii)Incumbency certificates, executed by authorized signatories of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings and request other extensions of credit hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv)Copies, certified by a Secretary or an Assistant Secretary or an authorized signatory of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the transactions contemplated by this Amendment, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the other Loan Parties; and

(v)UCC financing statement, judgment, and tax lien searches with respect to each Loan Party from its state of organization.

(h)(i) The fees provided for in Section 5, (ii) any fees separately agreed by the Administrative Agent and the Borrower, and (iii) to the extent invoiced to the Borrower at least one (1) Business Day prior to the Amendment Effective Date, all of the reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and expenses of one firm of counsel for the Administrative Agent) due and payable on the Amendment Effective Date shall have been paid in full.

(i)     The Administrative Agent and each Lender shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender at least five (5) Business Days prior to the Amendment Effective Date that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act to the extent requested by the Administrative Agent at least five (5) Business Days prior to the Amendment Effective Date.

SECTION 9.     Reference to and Effect on the Credit Agreement, the Notes and the other Loan Documents. (a) This Amendment is a Loan Document. On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(b)     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(c)     This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement, which shall remain in full force and effect, except to any extent modified by this Amendment. Nothing implied in this Amendment or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties from the Loan Documents, as modified by this Amendment.

SECTION 10.     Ratification. Except as modified by this Amendment and the transactions contemplated hereby, the Credit Agreement and each of the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Except as expressly provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.

SECTION 11.     Costs and Expenses. The Borrower agrees to pay, promptly after receipt of a demand therefore, all reasonable third-party out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of one firm of counsel for the Administrative Agent) in accordance with the terms of Section 9.03 of the Credit Agreement.

SECTION 12.     Execution in Counterparts. This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

SECTION 13.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By: /s/ Chris B. Heaphy
Name:     Chris B. Heaphy
Title:     Authorized Signatory

SUBSIDIARY GUARANTORS:	DOLPHIN MALL ASSOCIATES LLC, as a Guarantor

By: /s/ Chris B. Heaphy
Name:     Chris B. Heaphy
Title:     Authorized Signatory

THE GARDENS ON EL PASEO LLC, as a Guarantor

By: /s/ Chris B. Heaphy
Name:     Chris B. Heaphy
Title:     Authorized Signatory

LA CIENEGA PARTNERS LIMITED PARTNERSHIP, as a Guarantor

By: /s/ Chris B. Heaphy
Name:     Chris B. Heaphy
Title:     Authorized Signatory

LENDERS:	JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent and Issuing Bank

By: /s/ Elizabeth Johnson
Name:     Elizabeth Johnson
Title:     Executive Director

PNC BANK, NATIONAL ASSOCIATION, individually and as Issuing Bank

By: /s/ David C. Drouillard
Name: David C. Drouillard
Title:    Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Issuing Bank

By: /s/ Scott S. Solis
Name:    Scott S. Solis
Title:    Managing Director

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Donald J. Pafford
Name:    Donald J. Pafford
Title:    Senior Vice President

TRUIST BANK, successor by merger to SunTrust Bank

By: /s/ Ryan Almond
Name:    Ryan Almond
Title:    Director

MIZUHO BANK, LTD.

By: /s/ Donna DeMagistris
Name:    Donna DeMagistris
Title:    Authorized Signatory

GOLDMAN SACHS BANK USA

By: /s/ Jamie Minieri
Name:    Jamie Minieri
Title:    Authorized Signatory

MORGAN STANLEY BANK, N.A.

By: /s/ Jack Kuhns
Name:    Jack Kuhns
Title:    Authorized Signatory

MUFG UNION BANK, N.A.

By: /s/ Shari Brown
Name:    Shari Brown
Title:    Vice President

COMERICA BANK

By: /s/ Casey L. Stevenson
Name:    Casey L. Stevenson
Title:    Vice President

FLAGSTAR BANK

By: /s/ Michael J. Wentrack
Name:    Michael J. Wentrack
Title:    First Vice President

THE HUNTINGTON NATIONAL BANK

By: /s/ Kristine L. Vigliotti
Name:     Kristine L. Vigliotti
Title:    Senior Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ Mitchell Vega
Name:    Mitchell Vega
Title:    Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: /s/ James Beltz
Name:    James Beltz
Title:    Vice President

CHEMICAL BANK

By: /s/ Andrew Romanosky
Name:    Andrew Romanosky
Title:    Senior Vice President

FIRST FINANCIAL BANK

By: /s/ John E. Wilgus, II
Name:     John E. Wilgus, II
Title:     Senior Vice President

Exhibit A
Amended Credit Agreement

Exhibit A to Amendment No. 2

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
dated as of
October 28, 2019
among
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A., as Administrative Agent
PNC BANK, NATIONAL ASSOCIATION and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents
and
U.S. BANK NATIONAL ASSOCIATION and
SUNTRUST BANK, as Documentation Agents

___________________________
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC and
WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

Table of Contents

ARTICLE I	Definitions
SECTION 1.01. Defined Terms
SECTION 1.02. Classification of Loans and Borrowings
SECTION 1.03. Terms Generally
SECTION 1.04. Accounting Terms; GAAP
SECTION 1.05. Interest Rates; LIBOR Notification
SECTION 1.06. Letter of Credit Amounts
SECTION 1.07. Divisions
ARTICLE II	The Credits
SECTION 2.01. Commitments
SECTION 2.02. Loans and Borrowings
SECTION 2.03. Requests for Borrowings
SECTION 2.04. Incremental Commitments
SECTION 2.05. [Reserved]
SECTION 2.06. Letters of Credit
SECTION 2.07. Funding of Borrowings
SECTION 2.08. Interest Elections
SECTION 2.09. Termination and Reduction of Commitments
SECTION 2.10. Repayment of Loans; Evidence of Debt
SECTION 2.11. Prepayment of Loans
SECTION 2.12. Fees
SECTION 2.13. Interest
SECTION 2.14. Alternate Rate of Interest
SECTION 2.15. Increased Costs
SECTION 2.16. Break Funding Payments
SECTION 2.17. Payments Free of Taxes
SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs
SECTION 2.19. Mitigation Obligations; Replacement of Lenders
SECTION 2.20. Defaulting Lenders
SECTION 2.21. Extension of Revolving Maturity Date
ARTICLE III	Representations and Warranties
SECTION 3.01. Organization; Powers
SECTION 3.02. Authorization; Enforceability
SECTION 3.03. Governmental Approvals; No Conflicts
SECTION 3.04. Financial Condition; No Material Adverse Change
SECTION 3.05. Properties
SECTION 3.06. Litigation and Environmental Matters
SECTION 3.07. Compliance with Laws and Agreements
SECTION 3.08. Investment Company Status
SECTION 3.09. Taxes
SECTION 3.10. ERISA

- i -

SECTION 3.11. Disclosure
SECTION 3.12. Anti-Corruption Laws and Sanctions
SECTION 3.13. [Reserved]
SECTION 3.14. Federal Reserve Board Regulations
SECTION 3.15. Subsidiaries
SECTION 3.16. Solvency
SECTION 3.17. Status of the Company
SECTION 3.18. Properties
SECTION 3.19. Affected EEA Financial Institution
SECTION 3.20. Plan Assets; Prohibited Transactions
SECTION 3.21. COVID-19 Programs
ARTICLE IV	Conditions
SECTION 4.01. Effective Date
SECTION 4.02. Each Credit Event
ARTICLE V	Affirmative Covenants
SECTION 5.01. Financial Statements and Other Information
SECTION 5.02. Notices of Material Events
SECTION 5.03. Existence; Conduct of Business; REIT Status, Etc
SECTION 5.04. Payment of Obligations
SECTION 5.05. Maintenance of Properties; Insurance
SECTION 5.06. Books and Records; Visitation Rights
SECTION 5.07. Compliance with Laws
SECTION 5.08. Use of Proceeds and Letters of Credit
SECTION 5.09. Accuracy Of Information
SECTION 5.10. Notices of Asset Sales, Encumbrances or Dispositions of Eligible Unencumbered Assets
SECTION 5.11. Additional Guarantors
SECTION 5.12. Collateral
SECTION 5.13. COVID-19 Programs
ARTICLE VI	Negative Covenants
SECTION 6.01. Indebtedness
SECTION 6.02. Liens
SECTION 6.03. Fundamental Changes
SECTION 6.04. Dispositions
SECTION 6.05. Limitations on Activities of TCI
SECTION 6.06. Restricted Payments
SECTION 6.07. Transactions with Affiliates
SECTION 6.08. [Reserved]
SECTION 6.09. Payments and Modifications of Subordinate Debt
SECTION 6.10. Changes in Fiscal Periods
SECTION 6.11. Financial Covenants
SECTION 6.12. Additional Covenants during the Covenant Waiver Period
ARTICLE VII	Events of Default; Remedies
SECTION 7.01. Events of Default

- ii -

SECTION 7.02. Distribution of Payments after Default
ARTICLE VIII	The Administrative Agent
SECTION 8.01. Administrative Agent Duties, Etc
SECTION 8.02. Certain ERISA Matters.
ARTICLE IX	Miscellaneous
SECTION 9.01. Notices
SECTION 9.02. Waivers; Amendments
SECTION 9.03. Expenses; Indemnity; Damage Waiver
SECTION 9.04. Successors and Assigns
SECTION 9.05. Survival
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution
SECTION 9.07. Severability
SECTION 9.08. Right of Setoff
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process
SECTION 9.10. WAIVER OF JURY TRIAL
SECTION 9.11. Headings
SECTION 9.12. Confidentiality
SECTION 9.13. Material Non-Public Information.
SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders.
SECTION 9.15. Interest Rate Limitation
SECTION 9.16. USA PATRIOT Act
SECTION 9.17. Non-Recourse
SECTION 9.18. No Advisory or Fiduciary Responsibility
SECTION 9.19. Transitional Arrangements.
SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions
SECTION 9.21. Acknowledgement Regarding Any Supported QFCs

- iii -

SCHEDULES:
Schedule EG -- Eligible Ground Leases
Schedule UA -- Eligible Unencumbered Assets; Capitalization Rates
Schedule SG -- Subsidiary Guarantors
Schedule 2.01 - Commitments
Schedule 2.01C - Letter of Credit Commitments
Schedule 2.06 - Existing Letters of Credit
Schedule 3.06 -- Disclosed Matters
Schedule 3.15 -- Subsidiaries
Schedule 3.18 - Properties

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Guaranty
Exhibit C-1 -- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-2 -- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D -- Form of Borrowing Request
Exhibit E -- Form of Compliance Certificate
Exhibit F -- Form of Interest Election Request
Exhibit G - Form of Covenant Waiver Period Pledge Agreement
Exhibit H - Form of Intercreditor Agreement

- iv -

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (the “Agreement”) is entered into as of October 28, 2019, among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower, the Administrative Agent, certain of the Lenders and certain other lending institutions are parties to an Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 1, 2017, as amended prior to the date hereof (the “Existing Credit Agreement”), pursuant to which such lenders provide a revolving credit and term loan facility to the Borrower; and
WHEREAS, the Borrower, the Administrative Agent and the Lenders wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2018 Term Loan Agreement” means the Amended and Restated Term Loan Agreement dated as of March 20, 2018 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended to date.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accelerated Compliance Date” has the meaning assigned to such term in the definition of “Covenant Compliance Date”.
“Acquisition Property” means, as of any date of determination, any Property or any interest therein that has been acquired by the Borrower, its Consolidated Businesses or any UJV within the prior eighteen (18) months, unless the Borrower has owned or operated such Property for at least three (3) months and has made a one-time election (by written notice to the Administrative Agent) to no longer treat such Property as an Acquisition Property for purposes of this Agreement, in which case (x) clause (1) of the definition of Capitalization Value shall be used for such Property to determine Capitalization Value instead of clause (4) of such definition, determined by such Property’s contribution to Combined EBITDA, annualized based on Borrower’s or such Subsidiary’s or UJV’s period of ownership or operation, and (y) clause (1) of the definition of Unencumbered Asset Value shall be used for such Property to determine Unencumbered Asset Value instead of clause (2) of such definition, determined by such Property’s contribution to Combined Property EBITDA, annualized based on Borrower’s or such Subsidiary Guarantor’s period of ownership or operation. For avoidance of doubt, and as an illustrative example, if the Borrower owns a 50% interest in a UJV and thereafter acquires the other 50% interest in such UJV from its partner, then the 50% interest that it acquired would constitute an Acquisition Property for purposes of this Agreement, subject to the other terms and conditions of this paragraph set forth above.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Agreement” has the meaning assigned to such term in the Recitals.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for purposes of this Agreement, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For avoidance of doubt, if the Alternate Base Rate shall be less than ~~zero~~ 1%, such rate shall be deemed to be ~~zero~~1% for purposes of this Agreement.
“Amendment Effective Date” means August 7, 2020.
“Anchor Stores” means, for any Property, those department stores located on such Property or on parcels contiguous to such Property and which are being operated as part of an integrated shopping center with such Property.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, money-laundering or corruption.
“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt by Moody’s, S&P or Fitch.
“Applicable Percentage” has the meaning assigned to it in Section 2.11(c).
“Applicable Rate” means, for any day, with respect to any ABR Loan, Eurodollar Loan or LIBOR Daily Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below.

(a)    Until the Debt Rating Pricing Election Date (or if the Debt Rating Pricing Election Date has occurred and the Borrower thereafter makes an irrevocable, one-time election by written notice to the Administrative Agent to again have the Applicable Rates determined by the Total Leverage Ratio):
(i) the Applicable Rate for Revolving Loans shall be the rate set forth below under the caption “ABR Spread for Revolving Loans”, “Eurodollar or LIBOR Daily Spread for Revolving Loans” or “Facility Fee Rate”, as the case may be, based upon the range into which the Total Leverage Ratio of the Borrower falls in the table below; provided, however, that from and after the Amendment Effective Date until the Covenant Compliance Date, the Applicable Rate (including the Facility Fee Rate), shall be based on Level V (and, following the Covenant Compliance Date, the Applicable Rate (including the Facility Fee Rate) shall revert to the applicable Level in the table below):

RATIO LEVEL	TOTAL LEVERAGE RATIO	ABR SPREAD FOR REVOLVING LOANS	EURODOLLAR OR LIBOR DAILY SPREAD FOR REVOLVING LOANS	FACILITY FEE RATE
Level I	< 40%	0.05%	1.05%	0.20%
Level II	> 40% AND < 45%	0.15%	1.15%	0.20%
Level III	> 45% AND < 50%	0.20%	1.20%	0.20%
Level IV	> 50% AND < 55%	0.375%	1.375%	0.225%
Level V	>55%	0.60%	1.60%	0.25%

(ii) the Applicable Rate for Term Loans shall be the rate set forth below under the caption “ABR Spread for Term Loans” or “Eurodollar Spread for Term Loans”, as the case may be, based upon the range into which the Total Leverage Ratio of the Borrower falls in the table below; provided, however, that from and after the Amendment Effective Date until the Covenant Compliance Date, the Applicable Rate, shall be based on Level V (and, following the Covenant Compliance Date, the Applicable Rate shall revert to the applicable Level in the table below):

RATIO LEVEL	TOTAL LEVERAGE RATIO	ABR SPREAD FOR TERM LOANS	EURODOLLAR SPREAD FOR TERM LOANS
Level I	< 40%	0.15%	1.15%
Level II	> 40% AND < 45%	0.25%	1.25%
Level III	> 45% AND < 50%	0.35%	1.35%
Level IV	> 50% AND < 55%	0.55%	1.55%
Level V	>55%	0.80%	1.80%
For purposes hereof, any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio (or the occurrence of the Covenant Compliance Date) shall become effective as of the first Business Day immediately following the date a Financial Officer’s compliance certificate in substantially the form attached hereto as Exhibit E (the “Compliance Certificate”) is delivered in connection with Section 5.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with the provisions of this Agreement, then the Applicable Rate shall be the percentage that would apply to the Level V Ratio Level until such time as the Compliance Certificate is delivered, at which time the Applicable Rate shall be the percentage that would apply to the Level Ratio indicated in such Compliance Certificate.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.
If at any time the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.
Any recalculation of interest required by this provision shall survive the termination of the Agreement for a period of 90 days, and this provision shall not in any way limit the Administrative Agent’s and Lenders’ other rights and remedies under the Loan Documents.
(b)    From and after the Debt Rating Pricing Election Date:
(i) the Applicable Rate for Revolving Loans shall be the rate set forth below under the caption “ABR Spread for Revolving Loans”, “Eurodollar or LIBOR Daily Spread for Revolving Loans” or “Facility Fee Rate”, as the case may be, based upon the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/Fitch APPLICABLE CREDIT RATING	ABR SPREAD FOR REVOLVING LOANS	EURODOLLAR OR LIBOR DAILY SPREAD FOR REVOLVING LOANS	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0%	0.775%	0.125%
Level II Rating	Baa1/BBB+	0%	0.825%	0.15%
Level III Rating	Baa2/BBB	0%	0.90%	0.20%
Level IV Rating	Baa3/BBB-	0.10%	1.10%	0.25%
Level V Rating	Below Baa3/BBB- or unrated	0.45%	1.45%	0.30%

(ii) the Applicable Rate for Term Loans shall be the rate set forth below under the caption “ABR Spread for Term Loans” or “Eurodollar Spread for Term Loans”, as the case may be, based upon the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P/Fitch APPLICABLE CREDIT RATING	ABR SPREAD FOR TERM LOANS	EURODOLLAR SPREAD FOR TERM LOANS
Level I Rating	A3/A- or higher	0%	0.85%
Level II Rating	Baa1/BBB+	0%	0.90%
Level III Rating	Baa2/BBB	0%	1.00%
Level IV Rating	Baa3/BBB-	0.25%	1.25%
Level V Rating	Below Baa3/BBB- or unrated	0.65%	1.65%

For purposes of this clause (b), if at any time the Borrower has two (2) Applicable Credit Ratings, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to the highest Applicable Credit Rating; provided that if the highest Applicable Credit Rating and the lowest Applicable Credit Rating are more than one ratings category apart, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to the Applicable Credit Rating that is one ratings category below the highest Applicable Credit Rating. If at any time the Borrower has three (3) Applicable Credit Ratings, and such Applicable Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Applicable Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the highest of the Applicable Credit Ratings were used; and (B) if the difference between such Applicable Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Applicable Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate and Facility Fee Rate shall be the rate per annum that would be applicable if the second highest Applicable Credit Rating of the three were used. If at any time the Borrower has only one Applicable Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to such Applicable Credit Rating. If the Borrower does not have an Applicable Credit Rating from either Moody’s or S&P, the Applicable Rate and Facility Fee Rate shall be the rate per annum applicable to an Applicable Credit Rating of “below Baa3/BBB- or unrated” in the table above.
Each change in the Applicable Rate and Facility Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate and Facility Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.

“Appraisal” means an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, commissioned by and prepared for the account of the Collateral Agent (for the benefit of the Lenders) by a MAI appraiser selected by the Collateral Agent in consultation with the Borrower, and otherwise in scope and form satisfactory to the Collateral Agent.
“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(d).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any real or personal property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Loan Party or any subsidiary thereof; provided that “Asset Disposition” shall exclude any Permitted Disposition.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Availability Period” means, with respect to the Revolving Facility, the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Available Liquidity” has the meaning assigned to such term in Section 6.11(j).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such

Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and provided further that in the event of any involuntary proceeding with respect to a Qualified Subsidiary, a Bankruptcy Event shall not occur unless such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.
“Borrower’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, statement of changes in equity and cash flows of the Borrower with annual financial statements (with footnotes thereto) to be prepared in accordance with GAAP and, with respect to annual statements only, audited.
“Borrower’s Share of UJV Combined Outstanding Indebtedness” means the sum of the Indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by the Borrower’s respective beneficial interests in each such UJV.
“Borrowing” means Loans (or, in the case of Term Loans, each portion thereof) of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans (or in the case of Term Loans, each portion thereof) as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or LIBOR Daily Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means (1) for the Eligible Unencumbered Assets on the Effective Date, the capitalization rate set forth on Schedule UA attached hereto opposite such Eligible Unencumbered Asset, which shall remain in effect for the term of this Agreement and (2) for any Property that becomes an Eligible Unencumbered Asset after the Effective Date, (A) 6.0% for any Property for which the average sales per square foot is equal to or greater than $800 per square foot in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, (B) 6.5% for any Property for which the average sales per square foot is equal to or greater than $500 per square foot but less than $799 per square foot in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, and (C) 7.5% for any other Property.
“Capitalization Value” means, at any time, the sum of (1) Combined EBITDA (excluding Properties described in clauses (3) and (4) below) for the twelve (12)-month period ending with the most recently ended calendar quarter, capitalized at an annual rate equal to 6.0%, (2) the Borrower’s beneficial share of unrestricted Cash and Cash Equivalents (i.e., Cash and Cash Equivalents that are not pledged or the use of which is not restricted by the terms of any document or agreement; for the avoidance of doubt, cash collateral pledged to support LC Exposure pursuant to Section 2.06(j) shall not be considered unrestricted) of the Borrower and its Consolidated Businesses and UJVs, (3) without duplication, the Borrower’s beneficial share of the cost basis of all Development Properties of the Borrower and its Consolidated Businesses and UJVs and (4) without duplication, the Borrower’s beneficial share of the book value (after impairments) of all Acquisition Properties of the Borrower, and its Consolidated Businesses and UJVs. For the purposes of this definition, in no event shall (x) Development Properties contribute in excess of 20% to Capitalization Value or (y) leasing commissions payable by third parties and/or management and development fees contribute in excess of 3% to Capitalization Value. For avoidance of doubt, and as an illustrative example, if the Borrower owns a 50% interest in a UJV and thereafter acquires the other 50% interest in such UJV from its partner, then, the Borrower’s 50% interest in the UJV that it acquired from its Partner will be considered an Acquisition Property for purposes of determining Capitalization Value.
“Cash and Cash Equivalents” means (1) cash, (2) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government, (3) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 or better by S&P or P-1 or better by Moody’s, provided that the maturities thereof shall not exceed one (1) year from the date of acquisition and (4) shares of Fidelity Institutional Government Money Market Fund or other government money market funds.
“Casualty or Condemnation Event” means any event that causes a Property, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason, or any taking, exercise of eminent domain, condemnation or similar action or proceeding by a Governmental Authority relating to a Property or any material portion thereof.
“Change in Control” means:
(a)the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (as such term is used in the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the Estate of A. Alfred Taubman, The A. Alfred Taubman Trust, Robert S. Taubman, William S. Taubman, Gayle Taubman Kalisman and/or any of their estates or their children, any trusts for the benefit of any of the foregoing and/or any

Affiliates of any of the foregoing (collectively, the “Taubman Family”), of Equity Interests representing more than 35% of the aggregate voting power represented by the issued and outstanding Equity Interests of TCI;

(b)occupation of a majority of the seats (other than vacant seats) on the board of directors of TCI by Persons who were neither (i) nominated by the board of directors of TCI nor (ii) appointed by directors so nominated;

(c)the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Taubman Family; or

(d)TCI shall cease to be the sole managing general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all partnership management and control over the Borrower, subject to certain partner approval rights described in Section 6.1(b) of the Borrower’s limited partnership agreement as may be hereafter amended.

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” means JPMorgan Chase Bank, N.A., as collateral agent for the lenders under the Credit Facilities, pursuant to the Intercreditor Agreement.
“Collateral Documents” means, collectively, the Covenant Waiver Period Pledge Agreement, any Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations.
“Collateral Release Date” means the first date occurring from and after the end of the Covenant Waiver Period on which the Borrower achieves compliance with all of the financial covenants set forth in Section 6.11 for two (2) consecutive fiscal quarters without giving effect to Section 6.11(k).
“Combined EBITDA” means, for any period of time, (1) the Borrower’s share of revenues less operating costs (including general and administrative expenses, including property management fees) before interest, income taxes, depreciation and amortization and unusual items for the Borrower and its Consolidated Businesses (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents plus (2) the Borrower’s beneficial interest in revenues less operating costs (including general and administrative expenses) before interest, income taxes, depreciation and amortization and unusual items (after eliminating appropriate intercompany amounts) (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents applicable to each of the UJVs.
For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be included in Combined EBITDA.
“Combined Property EBITDA” means, for any Property for any period of time, that portion of Combined EBITDA attributable to such Properties.
“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment as the context may require.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Competitor” shall mean (i) (a) (1) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating regional shopping centers, (2) any Affiliates or subsidiaries of a competitor described in clause (a)(1), (3) any finance company, or financial institution or other entity owned at least 10%, or controlled, by a competitor described in clause (a)(1) or (a)(2), or (4) any Affiliates or subsidiaries of an entity described in clause (a)(3), and (b) in each case, which as of any date of determination has been designated by the Borrower as a “Competitor” by written notice in the form of a Competitor List or a written update thereto to the Administrative Agent and the Lenders (including by posting such notice to the Approved Electronic Platform) not less than ten (10) Business Days prior to such date (provided that (A) no Competitor List or update thereto shall be deemed effective unless it is sent to the Administrative Agent by e-mail to JPMDQ_Contact@jpmorgan.com and (B) “Competitors” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time), or (ii) any Affiliate or subsidiary of a competitor described in clause (i)(a)(1), or any finance company, financial institution owned at least 10%, or controlled by such competitor, in each case that is clearly identifiable as such based solely on the similarity of its name.
“Competitor List” has the meaning assigned to such term in Section 9.04(e)(iv).
“Compliance Certificate” has the meaning assigned to it in the definition of “Applicable Rate”.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Businesses” means, collectively (1) each Affiliate of the Borrower, all of the equity interests of which are, or, under GAAP, are deemed to be, owned by the Borrower and (2) Taub-Co Management IV Inc., The Taubman Company LLC and their respective Affiliates so long as more than 90% of the equity interests in the entities referred to in this clause (2) are owned directly or indirectly by the Borrower.
“Consolidated Outstanding Indebtedness” means, as of any time, all Indebtedness, secured or unsecured, of the Borrower and all Indebtedness, secured or unsecured, attributable to the Borrower’s beneficial interest in its Consolidated Businesses, including mortgage and other notes payable but excluding any Indebtedness which is margin Indebtedness secured by cash and cash equivalent securities, as reflected in the Borrower’s Consolidated Financial Statements.
“Contingent Liabilities” means the sum of (1) those liabilities, as determined in accordance with GAAP, set forth and quantified as contingent liabilities in the notes to the Borrower’s Consolidated Financial

Statements and (2) contingent liabilities, other than those described in the foregoing clause (1), which represent direct payment guaranties (provided, however, that direct payment guaranties shall not include any liabilities of Borrower under non-recourse carveout, completion and environmental guaranties or customary expense indemnities given in connection with other loans) of the Borrower’s; provided, however, that Contingent Liabilities shall exclude contingent liabilities which represent the “Other Party’s Share” of “Duplicated Obligations” (as such quoted terms are hereinafter defined). “Duplicated Obligations” means, collectively, all those payment guaranties in respect of Indebtedness of UJVs for which the Borrower and another party are jointly and severally liable (or for which the Borrower has a back-up indemnity from another party), where the other party either (x) has a credit rating of Baa3 or better from Moody’s or a credit rating of BBB- or better from S&P or (y) in the reasonable determination of the Required Lenders is capable of satisfying the Other Party’s Share of such obligation; and “Other Party’s Share” means such other party’s fractional beneficial interest in the UJV in question.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covenant Compliance Date” shall mean the earlier of (i) the date on which the Borrower delivers a Compliance Certificate demonstrating compliance with the financial covenants set forth in Section 6.11 for the fiscal quarter ending September 30, 2021 without giving effect to Section 6.11(k) and certifying that no Default or Event of Default has occurred and is continuing, and (ii) the date (the “Accelerated Compliance Date”) the Borrower shall, in its sole discretion, deliver both (a) a Compliance Certificate with respect to any fiscal quarter ending after the Amendment Effective Date but prior to September 30, 2021 reflecting compliance with the financial covenants that are effective for the fiscal quarter ending September 30, 2021 and thereafter without giving effect to Section 6.11(k) and certifying that no Default or Event of Default has occurred and is continuing and (b) written notice to the Administrative Agent concurrently with the delivery of such Compliance Certificate by which the Borrower agrees that from after such date it shall comply with the financial covenants set forth in Section 6.11 that are effective for the fiscal quarter ending September 30, 2021 and thereafter without giving effect to Section 6.11(k).
“Covenant Waiver Period” shall mean the period commencing with the fiscal quarter ending September 30, 2020 and ending on the earlier of (i) July 1, 2021 and (ii) the Covenant Compliance Date.
“Covenant Waiver Period Collateral” means (a) all “Collateral” as defined in the Covenant Waiver Period Pledge Agreement (the “Pledge Collateral”) and (b) any additional collateral granted under the Mortgages after the occurrence of the Mortgage Trigger pursuant to Section 5.12 (all, to the extent not previously released in connection with a Covenant Waiver Period Collateral Release pursuant to Section 5.12).
“Covenant Waiver Period Collateral Release” has the meaning given that term in Section 5.12.
“Covenant Waiver Period Collateral Release Certificate” has the meaning given that term in Section 5.12.
“Covenant Waiver Period Pledge Agreement” means that certain Pledge Agreement dated as of the Amendment Effective Date substantially in the form of Exhibit G hereto, executed by the Borrower and certain of its Subsidiaries in favor of the Collateral Agent for the benefit of the Collateral Agent and the lenders and secured parties under the Intercreditor Agreement (as required by the Second Amendment), as the same may be amended, restated or otherwise modified from time to time.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.21.
“COVID-19 Relief Funds” means funds or credit or other support received by the Borrower or any subsidiary of the Borrower from, or with the credit or other support of, any Governmental Authority (a “COVID-19 Relief Program”), and incurred with the intent to mitigate (in the good faith determination of the Borrower), through additional liquidity or other financial relief, the impact of the COVID-19 global pandemic on the business and operations of TCI, the Borrower and its Subsidiaries.
“COVID-19 Relief Program” has the meaning assigned thereto in the definition of “COVID-19 Relief Funds”.
“Credit Facilities” means, collectively, this Agreement, the 2018 Term Loan Agreement, and any Permitted Refinancing Indebtedness in respect of any of the foregoing.
“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.
“Debt Issuance” means the issuance of any Indebtedness (including guarantees thereof) for borrowed money by TCI, any Loan Party or any of their Subsidiaries.
“Debt Rating Pricing Election Date” means the date following the Covenant Compliance Date on which (a) the Borrower has received an Investment Grade Rating from Moody’s or S&P and such Investment Grade Rating continues to exist on the date that the Borrower gives its election notice described in clause (b) and (b) the Borrower has delivered written notice to the Administrative Agent (which shall promptly notify each of the Lenders) of its election to have the Applicable Rates for both the Revolving Facility and the Term Loan Facility determined by reference to the Applicable Credit Ratings instead of the Total Leverage Ratio.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Designated Covenant Waiver Period Collateral Subsidiaries” means, collectively, all Subsidiaries whose Equity Interests are pledged pursuant to the Covenant Waiver Period Pledge Agreement.
“Development Property” means a Property currently under development on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed (or have recently been completed, subject to the provisions below). Any such Property shall be treated as a Development Property until the date that is twelve (12) months after the date of completion of construction, unless the Borrower has owned or operated the Property for at least three (3) months and has made a one-time election (by written notice to the Administrative Agent) to no longer treat such Property as a Development Property, in which case the contribution of said Property to Capitalization Value shall be determined by such Property’s contribution to Combined EBITDA, annualized based on Borrower’s or such Subsidiary’s or UJV’s period of ownership or operation, divided by 6.0%, instead of clause (3) of the definition of Capitalization Value.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” means any sale, lease (other than leases to tenants in the ordinary course), sale and leaseback, transfer, encumbrance with a Lien to secure Indebtedness for borrowed money or other disposition of any Property. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement as set forth above, being the date on which the conditions specified in Section 4.01 are satisfied (or deemed waived or waived in accordance with Section 4.01 and 9.02, respectively).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender) or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing and investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent and the Issuing Banks, provided such finance company or other financial institution is not a Competitor; or (v) if an Event of Default has occurred and is continuing, any investment or mutual fund reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing and investing in loans and having total assets in excess of $100,000,000, provided such fund is not a Competitor.
“Eligible Ground Lease” means a ground lease that (a) has a minimum remaining term of twenty-five (25) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, and (c) is otherwise acceptable for non-recourse leasehold mortgage financing under customary prudent lending requirements. The Eligible Ground Leases as of the date of this Agreement are listed on Schedule EG.
“Eligible Unencumbered Asset” means (a) each of those Properties listed on Schedule UA hereto, in each case so long as such Properties continue to satisfy the requirement set forth in clauses (b)(i), (ii), (iii), (vi), (vii), (viii) and (ix) below and (b) each of those additional Properties that satisfy the following requirements after the Effective Date ~~and, in each case, which have been designed, from time to time,~~, as evidenced by the Borrower ~~as Eligible Unencumbered Assets by~~’s delivering to the Administrative Agent an updated Schedule UA, a certificate of a Financial Officer of the Borrower certifying that as of the date of the certificate such Property satisfies the requirements set forth in clauses (i), (ii), (iii), (iv) (or (v), as applicable), (vi), (vii), (viii) and (ix) below, and such other information regarding such Property as may be reasonably requested by the Administrative Agent:
(i)such Property is located in the United States, the District of Columbia or Puerto Rico;
(ii)such Property is either (A) wholly-owned in fee (or leasehold under an Eligible Ground Lease) by the Borrower or a wholly-owned Subsidiary of the Borrower that is (x) a Subsidiary Guarantor and (y) not subject to any Bankruptcy Event (a “Qualified Subsidiary”) or (B) at least 95% owned in fee (or leasehold under an Eligible Ground Lease) by the Borrower or a Qualified Subsidiary so long as the Borrower or such Qualified Subsidiary exclusively controls the decisions regarding the sale and financing of such Property;
(iii)such Property (A) is improved with one or more completed buildings (as evidenced by a certificate of occupancy) of a type and nature consistent with the Borrower’s current business of owning stabilized regional malls described in clause (iv) below and outlet centers described in clause (v) below and (B) has average sales per square foot of at least $350 per square feet as of the last day of any fiscal quarter on a trailing 12 month basis in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties;
(iv)if such Property is a regional mall, such Property (x) has at least two Anchor Stores, (y) has a gross leasable area that is owned or ground-leased by the Borrower or such Qualified Subsidiary of at least 250,000 square feet, and (z) has average sales per square foot of at least $350 per square foot in accordance with the methodology used by Borrower to publicly report average sales per square foot for its Properties; provided that the Properties known as The Gardens on El Paseo in Palm Desert, California and International Market Place in Waikiki, Honolulu, Hawaii shall be deemed to satisfy the foregoing requirements of this clause (iv);
(v)if such Property is an outlet center, such Property (A) has a gross leasable area that is owned or ground-leased by the Borrower or such Qualified Subsidiary of at least 250,000 square feet and (B) has average sales per square foot of at least $350 per square foot in accordance with the methodology used by Borrower to publicly report average sales per square foot for its Properties;
(vi)such Property (and the Equity Interests in the Qualified Subsidiary that owns such Property) is not encumbered by any Liens (other than Permitted Encumbrances, Permitted Equipment Liens, Refinancing Mortgages, and customary tenant allowances, but excluding any other Liens that secure Indebtedness), and the Qualified Subsidiary that owns such Property does not have any secured or unsecured Indebtedness (other than (x) current trade payables and Indebtedness secured by Permitted Encumbrances, Permitted Equipment Liens and Refinancing Mortgages, (y) the Guarantees of the Indebtedness under this Agreement and under the ~~Amended and Restated~~2018 Term Loan Agreement ~~dated as of March 20, 2018 among the Borrower, the lenders party and JPMorgan Chase Bank, N.A., as administrative agent~~, as such agreements may be amended, restated, refinanced, replaced or otherwise modified from time to time, including any agreement that refinances or replaces such Indebtedness (regardless of the amount of such refinancing or replacement), and (z) a Guarantee of Indebtedness of the Borrower under any other unsecured term loan facility entered into by the Borrower after the date hereof in connection with the refinancing of the existing Indebtedness on The Mall at Short Hills (New Jersey) (regardless of the amount of such refinancing) so long as such property is added as an Eligible Unencumbered Asset under this Agreement);
(vii)such Property is not subject to any agreement which prohibits or limits the ability of the Borrower or any Qualified Subsidiary to create or incur any Lien that secures Indebtedness for borrowed money upon such Property, including, without limitation, a Negative Pledge or similar covenant or restriction but excluding, for avoidance of doubt, Section 6.1(b) of the Borrower’s limited partnership agreement as may be amended hereafter;
(viii)such Property is not subject to any agreement with an “equal and ratable” clause or similar provision which entitles an entity to the benefit of any Lien on such Property (or the Equity Interests in the Qualified Subsidiary that owns such Property), other than Permitted Encumbrances, upon the occurrence of any contingency; and

(ix)such Property is free from any Environmental Liability and is free from structural or title defects, in each case that would materially impair the financeability of such Property under customary mortgage lending requirements, as reasonably determined by the Borrower and evidenced by the representations in Section 3.06(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, other than any environmental indemnification agreements given in connection with any financing secured by a Property.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Issuance” means any offering of “securities” (as defined under the Securities Act) by TCI or the Borrower in its Equity Interests in (i) a public offering registered under the Securities Act, or (ii) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities) (including common or preferred equity, hybrid securities, convertible securities and any and all warrants, rights or options to purchase any of the foregoing, in each case whether in a public offering or a private placement); provided that the foregoing shall not include issuances pursuant to incentive plans (including equity or equity-based plans and non-equity plans) and awards thereunder, and other existing contractual obligations to current or former management or employees or members of the board of directors of TCI, the Borrower or any of their subsidiaries. For all purposes under this Agreement, the term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to meet the minimum funding standard of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA. For purposes of determining under clause (b) of the preceding sentence whether a Tax is imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on any of the dates specified in clause (b), the Tax shall be treated as so imposed if, pursuant to the law in effect on such date, such Tax would have been due at any rate greater than zero on such amounts, notwithstanding that the rate of Tax on such amounts is thereafter increased.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals.
“Facility” means each of the Term Loan Facility and the Revolving Facility (and collectively, the “Facilities”).
“Facility Increase” has the meaning assigned to such term in Section 2.04.
“Facility Increase Arranger” has the meaning assigned to such term in Section 2.04.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other Person authorized in writing by the managing general partner of the Borrower to sign documents and instruments on behalf of the Borrower pursuant to Section 6.8 of the Borrower’s limited partnership agreement as may be hereafter amended.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“Fitch” means Fitch, Inc.
“Fixed Charges” means, for any period of time, the sum of (1) Interest Expense, (2) dividends payable on preferred Equity Interests of TCI or the Borrower, without duplication, and (3) all scheduled principal payments made or required to be made during such period on Indebtedness of the Borrower and that are attributable to the Borrower’s beneficial interest in its Consolidated Business and UJVs, excluding, however, balloon payments of principal due upon the stated maturity of any such Indebtedness.
“Flood Hazard Property” has the meaning specified in item (b) of the definition of Mortgage Collateral Deliverables.
“Flood Laws” means the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, and as the same may be further amended, modified or supplemented, and including the regulations issued thereunder.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Funds From Operations” means, for any period of time, net income of the Borrower and its Consolidated Businesses, as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring, impairment charges and sales of property and without taking into account straight-lining of rents, plus depreciation related to real estate and amortization, less amounts distributed by the Borrower as preferred distributions, and after adjustments to reflect the Borrower’s pro rata share of UJVs (which will be calculated to reflect Funds From Operations on the same basis). For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be included in Funds From Operations.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means the Subsidiary Guarantors.
“Guaranty” means the Guaranty in substantially the form of Exhibit B executed by each Guarantor and delivered to the Administrative Agent in accordance with this Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IBA” has the meaning assigned to such term in Section 1.05.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Increased Amount Date” has the meaning assigned to such term in Section 2.04.
“Indebtedness” of any Person means, without duplication, any of the following with respect to such Person: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course), (2) Capital Lease Obligations, (3) current liabilities in respect of unfunded vested benefits under any Plan, (4) obligations in respect of letters of credit issued for the account of any Person, (5) all obligations arising under bankers’ or trade acceptance facilities, (6) all Guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, or otherwise to assure a creditor against loss, each as recognized in a Person’s financial statements prepared in accordance with GAAP, (7) all obligations secured by any Lien on property owned by the Person whose Indebtedness is being measured, whether or not the obligations have been assumed, in an amount equal to the lesser of the value of such property or the principal amount of the Indebtedness secured by such property, (8) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (9) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (10) all net obligations of such Person under any Swap Agreements in an amount equal to the Swap Termination Value thereof, and (11) all obligations of such Person under foreign exchange transactions in an amount equal to the mark-to-market value thereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than subsidiaries of the Borrower) or subject to any other credit enhancement.
“Ineligible Institution” means (a) a natural person, (b) TCI, the Borrower or any of their respective Subsidiaries and Affiliates, or (c) any Competitor.
“Insurance and Condemnation Event” means the receipt by TCI, any Loan Party or any of their Subsidiaries of any cash casualty insurance proceeds (for clarity, excluding insurance proceeds for financial (and not property) losses, such as business interruption insurance proceeds) or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective real or personal property.
“Intercreditor Agreement” means that certain Collateral Agency and Intercreditor Agreement dated as of the Amendment Effective Date substantially in the form of Exhibit H hereto (and as the Administrative Agent may reasonably agree to amend, modify or supplement from time to time) by and among the Administrative Agent, the administrative agents under the other Credit Facilities, the Collateral Agent on behalf of the lenders and secured parties under the Credit Facilities, the Borrower and its Subsidiaries from time to time party thereto, which agreement shall, with respect to the Covenant Waiver Period Collateral, inter alia, acknowledge that the Covenant Waiver Period Collateral shall secure equally and ratably the Obligations and the obligations owing under the other Credit Facilities.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means, for any period of time, the consolidated interest expense (without deduction of consolidated interest income) of the Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP, (2) the amortization of debt discounts and premiums, (3) any payments net of receipts (other than up-front fees) with respect to interest rate swap or similar agreements, (4) any dividends attributable to any equity security which may be converted into a debt security of the Borrower at any time or is mandatorily redeemable for cash within twenty (20) years from its initial issuance and (5) the interest expense and items listed in clauses (1) through (4) above applicable to each of the UJVs multiplied by the Borrower’s respective beneficial interests in the UJVs (it being understood that the items listed in clauses (1), (2) and (3) above shall be considered part of Interest Expense even if, due to a change in GAAP, such items would no longer be considered interest expense under GAAP).
“Interest Payment Date” means with respect to any Loan, the first day of each calendar month.
“Interest Period” means with respect to any Eurodollar Borrowing, as the Borrower may elect, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months or a period of less than one month) thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest

Period shall extend beyond the then applicable Maturity Date for such Facility. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance (but excluding advance payments and deposits for goods and services and commission, travel and similar advances to officers, employees, consultants and independent contractors) or extension of credit to (but excluding payment deferrals, trade receivables and non-cash extensions of credit), capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, or write-ups, write-downs or write-offs with respect to such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment) and (ii) any modification, replacement, renewal or extension of an Investment made after the Amendment Effective Date (or any other conversion or exchange of one type of an Investment to or for another type of an Investment) shall be permitted (and shall not be deemed to constitute another Investment) so long as the initial Investment was permitted and the amount of such Investment (after giving effect to such modification, replacement, renewal, extension, conversion or exchange) is not increased thereby other than as otherwise permitted by this Agreement.
“Investment Grade Rating” means an Applicable Credit Rating of Baa3 or better from Moody’s, BBB- or better from S&P, or BBB- or better from Fitch.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association and PNC Bank, National Association in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that such Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank, each Issuing Bank, any Issuing Bank or all Issuing Banks, as the context may require.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Party” means the Administrative Agent, any Issuing Bank or any other Lender.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent. The initial aggregate amount of Letter of Credit Commitments is $50,000,000.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero~~,~~ (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date) such rate shall be deemed to be zero (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date) for the purposes of this Agreement, except for any portion of the Loans identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender (or a Person that was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into) that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”.
“LIBOR Daily” means, when used in reference to any Loan or Borrowing, refers to whether such Loan or Borrowing is bearing interest at a rate based on the LIBOR Daily Floating Rate.
“LIBOR Daily Floating Rate” means for any day, a fluctuating rate of interest per annum, which can change on each Business Day, equal to the LIBO Rate (or a successor rate which is determined pursuant to Section 2.14), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time on such Business Day, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that if the LIBOR Daily Floating Rate shall be less than zero (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date), such rate shall be deemed to be zero (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date) for purposes hereof.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto), the Guaranty, the Notes (if any), the Intercreditor Agreement, the Collateral Documents, and any agreements entered into in connection herewith or therewith, including amendments, modifications or supplements hereto or thereto or waivers hereof or thereof, flood determinations and letter of credit applications.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Mandatory Prepayment Event” means any event triggering the prepayment requirement under clauses (i) through and including (iii) of Section 2.11(b) after the Amendment Effective Date and prior to the Covenant Compliance Date.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, property or financial condition of TCI, the Borrower and its Subsidiaries and UJVs, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents, or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.
“Material Indebtedness” means Recourse Indebtedness (other than the Loans and Letters of Credit) of any one or more of TCI, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.
“Maturity Date” means the Revolving Maturity Date and/or the Term Loan Maturity Date, as the context may require.
“Maximum Increase Amount” has the meaning assigned to such term in Section 2.04.

“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage Collateral Deliverables” means, with respect to any Eligible Unencumbered Asset, the following items:
(a)    Deeds of trust, trust deeds and mortgages in form and substance satisfactory to the Administrative Agent (in each case as amended, the “Mortgages”) covering such Property, duly executed by the appropriate Loan Party; together with:
(i)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Encumbrances) on the collateral described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities,
(ii)    commitments for American Land Title Association Lender’s Extended Coverage title insurance policies or other title reports in a form acceptable to the Administrative Agent (the “Title Reports”),
(iii)    evidence as to whether any portion of the applicable Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and if such Property is a Flood Hazard Property:
(A)    evidence as to whether the community in which such Property is located is participating in the National Flood Insurance Program,
(B)    the applicable Subsidiary Guarantor’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and
(C)    copies of the applicable Subsidiary Guarantor’s flood insurance policy under the National Flood Insurance Program plus proof of premium payment, a declaration page confirming that flood insurance has been issued, satisfactory to the Administrative Agent and all of the Lenders (and any additional flood insurance required by the Administrative Agent) and naming the Collateral Agent as sole loss payee on behalf of the Secured Parties;
(b)    The most recently prepared land survey of such Property prepared by a duly licensed and registered land surveyor, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations;

(c)    (1) A “Phase I” environmental assessment of such Property, with reliance letters if such reports are not addressed to the Administrative Agent, which report has been prepared by an environmental engineering firm, and (2) any other environmental assessments or similar reports relating to such Property, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;
(d)    Evidence of insurance (which may consist of binders or certificates of insurance) naming the Collateral Agent as loss payee and additional insured with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Administrative Agent; for the avoidance of doubt, evidence of insurance satisfying the requirements of insurance in the Mortgages shall be deemed to satisfy this clause (d) with respect to the property described in the Mortgages;
(e)    Such evidence regarding zoning and land use compliance as the Administrative Agent may reasonably request;
(f)    A property condition report, together with any seismic probable maximum loss assessment to the extent customarily required for similar property, with reliance letters if such reports are not addressed to the Administrative Agent, from a firm or firms of professional engineers or architects, dated not more than three hundred sixty (360) days prior to the occurrence of the Mortgage Trigger; provided, that the Administrative Agent shall rely on property condition reports and seismic probable maximum loss assessments previously obtained by the Borrower, so long as such reports and assessment and the Administrative Agent’s reliance thereon is commercially reasonable;
(g)    evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents have been taken; and
(h)    Such other diligence information related to the Property or any Loan Party that owns such Property as any Lender through the Administrative Agent may reasonably request.
“Mortgage Trigger” has the meaning assigned to such term in Section 5.12(b).
“Mortgages” has the meaning specified in item (a) of the definition of Mortgage Collateral Deliverables.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“National Flood Insurance Program” means the program created pursuant to the Flood Laws.
“Negative Pledge” means a provision of any document, instrument or agreement (including any organizational document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, all cash proceeds (including Cash and Cash Equivalents) received by TCI, any Loan

Party or any of their Subsidiaries therefrom (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) in connection with such transaction or event less the sum of (i) any Tax Distributions and all income Taxes and other Taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction or event (provided that if estimated Tax Distributions or estimated Taxes exceed the amount of actual Tax Distributions or Taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds if greater than $100,000), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event (including, to the extent reasonable and customary, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, broker’s fees or commissions, legal fees, consulting fees, title insurance premiums paid in connection therewith, survey costs and mortgage recording Tax paid in connection therewith, and costs and expenses in connection with unwinding any derivatives contract in connection therewith), (iii) the principal amount of, premium (including a prepayment premium or exit fee), if any, and interest on any Indebtedness (other than Indebtedness under the Loan Documents) secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such transaction or event, to the extent such reserve is established in accordance with GAAP or as otherwise required pursuant to the documentation with respect to such Asset Disposition or Insurance and Condemnation Event, (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition and (D) for the payment of indemnification obligations; provided that, to the extent and at the time any such amounts are released from such reserve and received by TCI, such Loan Party or any of their Subsidiaries, such amounts shall constitute Net Cash Proceeds, and (v) in the case of an Insurance and Condemnation Event, amounts that are required to be applied to restoration or other uses pursuant to contractual obligations relating to the Property affected by such Insurance and Condemnation Event, and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by TCI, any Loan Party or any of their Subsidiaries therefrom less the sum of (i) all reasonable and customary fees, commissions, investment banking fees, consulting fees, attorneys’ fees, accountants’ fees, underwriting fees, costs, underwriting discounts and other expenses incurred in connection therewith and (ii) amounts required to be deposited or maintained in segregated accounts as reserves in connection with any such Debt Issuance; provided, however, that in the case of any Debt Issuance constituting Permitted Refinancing Indebtedness, such proceeds shall be limited to the amount determined pursuant to clause (a) of the definition thereof. Net Cash Proceeds received by any Subsidiary of the Borrower other than a Wholly-Owned Subsidiary of the Borrower shall equal a percentage of the Net Cash Proceeds received by such Subsidiary pursuant to clause (a) or (b) above equal to the percentage that corresponds to TCI and the Loan Parties’ aggregate ownership share of such Subsidiary (or, if less, the amount permitted by the organizational documents of such Subsidiary as in effect on the Amendment Effective Date).
“Net Cash Proceeds Receipt Date” means, with respect to any Mandatory Prepayment Event, the date of receipt of Net Cash Proceeds from such Mandatory Prepayment Event required to be paid pursuant to Section 2.11(b).
“Net Worth” means the excess of Capitalization Value over Total Outstanding Indebtedness.
“New Revolving Loan” has the meaning assigned to such term in Section 2.04.
“New Revolving Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan” has the meaning assigned to such term in Section 2.04.
New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.
“Nonrecourse Indebtedness” means, (a) with respect to a Person, Indebtedness in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) with respect to a Subsidiary, Indebtedness of such Subsidiary so long as there is no recourse to TCI, the Borrower, or any Subsidiary Guarantor other than recourse in respect of guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements.
“Notes” means any promissory notes executed by the Borrower to evidence the Obligations in accordance with Section 2.10(e).
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Occupancy Rate” means, with respect to a Property at any time, the occupancy rate that is calculated by the Borrower using the methodology that is used by the Borrower for public reporting purposes on the Effective Date and as modified from time to time in keeping with industry standard practices. The Borrower shall provide notice to the Administrative Agent of any such modification that it considers significant.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight Federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” has the meaning assigned to such term in Section 9.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Disposition” means:
(a)    the disposition of Cash or Cash Equivalents in exchange for other Cash or Cash Equivalents and having reasonably equivalent value therefor;
(b)    the lease or sublease of assets and properties in the ordinary course of business, including ground leases and ground sub-leases of anchor pads, out-parcels and vacant land adjacent to Properties;
(c)    disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business;
(d)    any disposition to TCI, the Borrower or any of its Wholly-Owned Subsidiaries (other than any disposition of any Covenant Waiver Period Collateral, unless the recipient thereof becomes party to the Covenant Waiver Period Pledge Agreement and any applicable Mortgage and such Covenant Waiver Period Collateral at all times remains subject to a Lien with the same priority and level of perfection as was the case immediately prior to such disposition); and
(e)    any Investment permitted by Section 6.12(b).
“Permitted Encumbrances” means:
(a)Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)statutory liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Subsidiary Guarantor is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Subsidiary Guarantor, is not reasonably likely to result in a Material Adverse Effect;
(c)Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
(d)Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)any attachments or judgment liens that do not constitute an Event of Default under clause (l) of Section 7.01;
(f)other Liens incidental to the conduct of the business of any Subsidiary Guarantor including Liens arising with respect to easements, zoning restrictions, use restrictions, rights-of-way, licenses, reservations, covenants, encroachments, building restrictions, broker’s liens, liens arising under leases and reciprocal easement agreements, irregularities in title and other charges or encumbrances on real property or the use of assets of any Subsidiary Guarantor which do not materially interfere with the ordinary course of business of such Subsidiary Guarantor, and that (i) do not secure any monetary obligations for borrowed money, (ii) do not violate any terms and conditions of this Agreement, and (iii) are not reasonably likely to result in a Material Adverse Effect;
(g)Licenses (with respect to intellectual property and other property, including real property), leases or subleases granted to third parties;
(h)any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;
(i)Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement; ~~and~~
(j)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(k)     to the extent required pursuant to the general program mandates of any applicable COVID-19 Relief Program, Liens securing any COVID-19 Relief Funds; and
(l)     Liens, if any, securing the Indebtedness and other obligations in respect of this Agreement and any other Credit Facility on a pari passu basis pursuant to the Intercreditor Agreement.
“Permitted Equipment Liens” means Liens on specific items of equipment and other personal property.

“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), the proceeds of which are used to refinance, refund, renew, extend or replace Indebtedness that is outstanding as of the Amendment Effective Date (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) to the extent the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness (including any unused commitments thereunder) is greater than the sum of (i) the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement, (ii) an amount equal to any original issue discount thereon, (iii) the amount of unpaid accrued interest and premium thereon, (iv) customary reserves required to be funded and maintained in connection with such Refinancing Indebtedness, and (v) other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement, such excess shall be applied as a mandatory prepayment of the Obligations to the extent required pursuant to Section 2.11(b)(ii); (b) the scheduled amortization of such Refinancing Indebtedness (as a percentage of the principal amount of such Refinancing Indebtedness) shall not, before the maturity date of the Refinanced Indebtedness, be greater than the scheduled amortization of the Refinanced Indebtedness (as a percentage of the principal amount of such Refinanced Indebtedness), and the maturity of such Refinancing Indebtedness shall occur no earlier than the maturity date of the Refinanced Indebtedness, (c) such Refinancing Indebtedness shall not be secured by Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement; (d) such Refinancing Indebtedness shall not be guaranteed by or otherwise recourse to any Person other than the Person(s) to whom the Refinanced Indebtedness is recourse or by whom it is guaranteed, in each case as of the time of such refinancing, refunding, renewal, extension or replacement; and (e) no Default or Event of Default shall have occurred and be continuing at the time of, or would result from, such refinancing, refunding, renewal, extension or replacement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Collateral” has the meaning assigned to such term in the definition of “Covenant Waiver Period Collateral”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Property” means any parcel of real property with shopping center improvements thereon or any parcel of unimproved real property that is owned or ground-leased by the Borrower, its Consolidated Businesses, any Subsidiary Guarantor or any UJV.
“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Term Loan Exposure, Revolving Credit Exposure and unused Commitments represented by such Lender’s Term Loan Exposure, Revolving Credit Exposure and unused Commitments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.21.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness which is not Nonrecourse Indebtedness. If any Indebtedness is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, only the portion that is Recourse Indebtedness will be included as Recourse Indebtedness hereunder.
“Recourse Secured Indebtedness” means the aggregate amount of Total Secured Indebtedness that is Recourse Indebtedness.
“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.
“Refinancing Indebtedness” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.
“Refinancing Mortgage” has the meaning assigned to such term in Section 5.08.
“Register” has the meaning assigned to such term in Section 9.04.
“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the total Term Loan Exposures or the total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Credit Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Term Loan Exposures or the total Revolving Commitments (or total Revolving Credit Exposures), as the case may be, outstanding under such Facility (excluding the Term Loan Exposures, Revolving Commitments and Revolving Credit Exposures, as applicable, of all Defaulting Lenders). At all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term Required Facility Lenders shall in no event mean less than two Lenders.
“Required Lenders” means, at any time, Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the

Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time. At all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term Required Lenders shall in no event mean less than two Lenders.
“Requirements of Law” shall mean, as to any Person, the organizational documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any distribution or other payment (whether in cash, securities or other property) made out of Funds From Operations by the Borrower to its partners.
“Revolving Borrowing” means a Borrowing of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the joinder agreement executed pursuant to Section 2.04 or the Assignment and Assumption, or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,100,000,000.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans made, and Letters of Credit issued, thereunder.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(a) and Section 2.03.
“Revolving Maturity Date” means February 1, 2024, subject to extension as provided in Section 2.21.
“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b) or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Second Amendment” means that certain Amendment No. 2 to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the Amendment Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Secured Leverage Ratio” means the ratio, expressed as a percentage, of Total Secured Indebtedness to Capitalization Value.
“Secured Obligations” means, collectively, the “Secured Obligations” as defined in the Pledge Agreement and the “Secured Obligations” (or equivalent or similar term describing the obligations secured thereunder) as defined in the Mortgages.
“Series” has the meaning assigned to such term in Section 2.04.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantors” means, individually and collectively, as the context may require, (a) each Subsidiary that owns or ground-leases an Eligible Unencumbered Asset and (b) each Subsidiary that is a party to the Covenant Waiver Period Pledge Agreement as a “Pledgor” and, in each case, that now or hereafter becomes party to a Guaranty as a “Guarantor”. The initial Subsidiary Guarantors as of the Effective Date are listed on Schedule SG, and such Schedule SG may be updated.
“Supported QFC” has the meaning assigned to such term in Section 9.21.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, any such termination value(s) that remain unpaid, and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as recorded on the Financial Statements in accordance with GAAP.
“Tax Distribution” means, with respect to any Asset Disposition, an amount reasonably estimated to be equal to the tax liability or net capital gain required to be distributed under Section 5.2(a)(iii) of Borrower’s agreement of limited partnership in connection with such Asset Disposition.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCI” means Taubman Centers, Inc., a Michigan corporation and the managing general partner of the Borrower.
“TCI Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, statement of changes in equity and cash flows, and footnotes thereto, of TCI, prepared in accordance with GAAP.
“Term Facility” means the Term Loan Commitments and the Term Loans made thereunder.
“Term Loans” means the Term Loans and any New Term Loans made pursuant to Section 2.04.
“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans hereunder, including any New Term Loan Commitments. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $275,000,000.

“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the outstanding principal amount of such Lender’s Term Loans.
“Term Loan Lender” means a Lender with a Term Loan Commitment or Term Loan Exposure.
“Term Loan Maturity Date” means February 1, 2025.
“Title Reports” the meaning specified in item (a) of the definition of Mortgage Collateral Deliverables.
“Total Leverage Ratio” means the ratio, expressed as a percentage, of Total Outstanding Indebtedness to Capitalization Value.
“Total Outstanding Indebtedness” means the sum, without duplication, of (1) Consolidated Outstanding Indebtedness, (2) the Borrower’s Share of UJV Combined Outstanding Indebtedness and (3) Contingent Liabilities.
“Total Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured in any manner by a Lien (including a pledge of Equity Interests), other than, prior to the Collateral Release Date, properties or assets securing the obligations under this Agreement and the other Credit Facilities. For the avoidance of doubt, Total Secured Indebtedness shall not include the obligations owing under the Community Development District Bonds for the Dolphin Mall (or any future similar type of governmental financing for any Property), any real estate taxes or assessments that are not yet delinquent or any Indebtedness secured by a Refinancing Mortgage.
“Total Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is not secured in any manner by a Lien (including a pledge of Equity Interests), but including, prior to the Collateral Release Date, Total Outstanding Indebtedness outstanding under this Agreement and the other Credit Facilities.
“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, and the issuance of Letters of Credit hereunder.
“TRS Assets” means any asset the ownership of which or the income from which could cause TCI to fail to qualify as a real estate investment trust under Section 856(a) of the Code, as determined by TCI in its sole judgment.

“TRS Subsidiary” means a Delaware limited liability company (i) which is wholly Controlled by the Borrower or a Subsidiary Guarantor, (ii) in which the Borrower or a Subsidiary Guarantor beneficially owns, directly or indirectly, one hundred percent (100%) of the economic ownership interests, (iii) which has made or shall make an election pursuant to Treasury Regulations Section 301.7701-3(a) to be classified as an association taxable as a corporation for federal income tax purposes, and (iv) which does not have any Indebtedness for borrowed money other than Indebtedness owing to the Borrower.

“TRS Subsidiary Business” means the operation of any business in which a real estate investment trust (as defined in the Internal Revenue Code) is not permitted to engage without the potential for adverse tax consequences, to the extent that such business (i) is related to and conducted at a Property and (ii) does not result in a Material Adverse Effect.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the LIBOR Daily Floating Rate.

“UJV Combined Outstanding Indebtedness” means, as of any time, all Indebtedness, secured or unsecured, of the UJVs, including mortgage and other notes payable but excluding any Indebtedness which is margin Indebtedness secured by cash and cash equivalent securities, as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.
“UJVs” means the unconsolidated joint ventures in which the Borrower owns a beneficial interest and which are accounted for under the equity method in the Borrower’s Consolidated Financial Statements.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unencumbered Asset Value” means, at any time, the sum of (1) the aggregate amount of Combined Property EBITDA (excluding Properties described in clause (2) below) attributable to each Eligible Unencumbered Asset for the twelve (12)-month period ending with the most recently ended fiscal quarter, capitalized at an annual rate equal to the applicable Capitalization Rate for such Property and (2) without duplication, the Borrower’s beneficial share of the book value (after impairments) of all Eligible Unencumbered Assets that are Acquisition Properties.
“Unencumbered EBITDA” means the aggregate amount of Combined Property EBITDA attributable to the Eligible Unencumbered Assets.
“Unencumbered Leverage Ratio” means the ratio, expressed as a percentage, of Total Unsecured Indebtedness to Unencumbered Asset Value.
“Unsecured Interest Expense” means that portion of Interest Expense (excluding the amortization of deferred financing costs under GAAP) attributable to the Total Unsecured Indebtedness, which shall be equal to the greater of (x) the actual Interest Expense attributable to the Total Unsecured Indebtedness and (y) the Interest Expense that would be payable on all Total Unsecured Indebtedness using an assumed annual interest rate of 4.50%.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.21.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

(b)     Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” if any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”) would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans and LIBOR Daily Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans and LIBOR Daily Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(b) of this Agreement, such Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans and LIBOR Daily Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that for purposes of any Borrowing of Revolving Loans from and after the Amendment Effective Date and until the Covenant Compliance Date, the total Revolving Credit Exposure shall not exceed the maximum amount of Revolving Loans that was available to be borrowed hereunder as of March 31, 2020 (i.e., $1,012,254,000). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)     Pursuant to the Existing Credit Agreement, the lenders thereunder have made term loans to the Borrower in the aggregate principal amount of $300,000,000 and $275,000,000 of such term loans are outstanding on the date hereof and shall continue to be outstanding under this Agreement as “Term Loans”. On the Effective Date, the outstanding Term Loans shall be reallocated among the Term Loan Lenders in accordance with their Term Loan Commitments.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)     Subject to Section 2.14, each Borrowing of any Class shall be comprised entirely of ABR Loans, Eurodollar Loans or LIBOR Daily Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing or LIBOR Daily Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing or LIBOR Daily Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). At the commencement of each Interest Period for any Eurodollar Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Term Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Term Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Term Loan Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Revolving Borrowings or six (6) Eurodollar Term Borrowings outstanding.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, e‑mail or facsimile (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or LIBOR Daily Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing; provided that (x) any such notice of an ABR Revolving Borrowing or LIBOR Daily Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing and (y) notices of a Revolving Borrowing to finance reimbursement of an LC Disbursement shall be deemed automatically given as provided in Section 2.06(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form attached hereto as Exhibit D and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing, and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing, a LIBOR Daily Borrowing (if a Revolving Borrowing) or a Eurodollar Borrowing;
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an Eurodollar Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Incremental Commitments.

(a)     Incremental Facility Request. Borrower may, by written notice to the Administrative Agent on one or more occasions during the period from the Effective Date to the date that is twelve (12) months prior to the latest applicable Maturity Date, elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, by an amount that would result in the sum of all Revolving Commitments (both existing and New Revolving Loan Commitments) plus the principal amount of the Term Loans made on the Effective Date plus all New Term Loan Commitments, if any, not exceeding $2,000,000,000 in the aggregate (each such amount in addition to the Commitments as of the Effective Date, a “Facility Increase” and the maximum aggregate increase of $625,000,000, the “Maximum Increase Amount”) and not less than $50,000,000 per request (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Maximum Increase Amount and the sum of all such New Revolving Loan Commitments plus New Term Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days, nor more than 30 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each Lender or other Eligible Assignee who agrees to provide all or a portion of the New Revolving Loan Commitments being referred to herein as a “New Revolving Loan Lender” and each Lender or other Eligible Assignee who agrees to provide all or portion of the New Term Loan Commitments being referred to herein as a “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender or other Eligible Assignee approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment, as applicable.

(b)     Facility Increase Arranger. Except as provided in clause (a) above, the Administrative Agent and the Sole Bookrunner (in such capacity, the “Facility Increase Arranger”) will manage all aspects of the syndication of the proposed New Revolving Loan Commitments and the New Term Loan Commitments with the approval of the Borrower, including identifying each New Revolving Loan Lender or New Term Loan Lender, as applicable, to whom any portion of any Facility Increase shall be allocated, the timing of all offers to Lenders and other Eligible Assignees and the acceptance of commitments, the amounts offered and the compensation provided; provided, that (i) the Facility Increase Arranger will obtain the approval of the Borrower with respect to the syndication of the proposed Facility Increase, (ii) any allocation to any Eligible Assignee that is not a Lender shall be subject to the consent of the Borrower and the Administrative Agent, and, in the case of a New Revolving Loan Lender, the Issuing Banks (in each case, such consent not to be unreasonably withheld or delayed) and (iii) in the event the Facility Increase Arranger is unable to fully syndicate the proposed Facility Increase by the date which is 10 Business Days prior to the applicable Increased Amount Date, the Borrower may identify Persons who are Eligible Assignees to whom the Facility Increase Arranger shall allocate any unsyndicated portion of the Facility Increase, subject to the Administrative Agent’s consent right as set forth in subclause (ii) above. Subject to the immediately preceding sentence, the Facility Increase Arranger and each Lender shall have the ongoing right to sell, assign, syndicate, participate, or transfer all or a portion of its Commitment or Loans owing to it or other Obligations to one or more investors as otherwise provided in Section 9.04. Without limitation on the Facility Increase Arranger’s rights as set forth herein, in the event there are Lenders and Eligible Assignees that have committed to New Revolving Loan Commitments or New Term Loan Commitments, as applicable, in excess of the maximum amount requested (or permitted), then the Facility Increase Arranger shall have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, on whatever basis the Facility Increase Arranger determines is appropriate (except that the Facility Increase Arranger will obtain the approval of the Borrower with respect to such allocations).

(c)     Conditions to Effectiveness of Facility Increase. Such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by the Administrative Agent in its good faith judgment:

(i)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Facility Increase;
(ii)the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.11 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such Facility Increase, any Loans to be made on the date of such Facility Increase and the application of the proceeds therefrom;
(iii)the New Revolving Loan Commitments and/or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements in form and substance satisfactory to, and executed and delivered by, the Borrower, the New Revolving Loan Lender and/or the New Term Loan Lender, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender and New Term Loan Lender, as applicable, shall be subject to the requirements set forth in Section 2.17, and any New Revolving Loan Lender and/or New Term Loan Lender who is not already a Lender shall become a Lender hereunder;
(iv)the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable;
(v)the Borrower shall deliver or cause to be delivered any legal opinions, resolutions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, consistent with those delivered on the Effective Date under Section 4.01;
(vi)as requested by the Administrative Agent, the Loan Parties shall have acknowledged and ratified that their obligations under the applicable Loan Documents remain in full force and effect, and continue to guaranty the Obligations under the Loan Documents, as modified by the applicable Facility Increase and the implementation thereof; and
(vii)the Borrower shall have paid, pursuant to separate agreements between the Borrower and the Facility Increase Arranger, the New Revolving Loan Lenders and/or the New Term Loan Lenders, (A) all reasonable costs and expenses incurred by the Administrative Agent in connection with the applicable Facility Increase and (B) any fees that the Borrower has agreed to pay to the Facility Increase Arranger, the New Revolving Loan Lenders and/or the New Term Loan Lenders in connection with such Facility Increase.
(d)     Additional Facility Increase Matters.

(i)On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan

Commitments to the Revolving Commitments, (b) each Revolving Lender shall automatically and without further act be deemed to have assigned to each of the New Revolving Loan Lenders, and each such New Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the aggregate outstanding participations hereunder in Letters of Credit will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (c) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (d) each New Revolving Loan Lender shall become a Revolving Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. The Administrative Agent and the Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.04.
(ii)On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on an Increased Amount Date shall be designated a separate tranche or series (a “Series”) of New Term Loans for all purposes of this Agreement.
(iii)The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Lender with a Commitment, the respective interests in such Lender’s Loans, in each case subject to the assignments contemplated by this Section 2.04.
(iv)The terms and provisions of the New Revolving Loans and New Revolving Loan Commitments shall be identical to the existing Revolving Loans and existing Revolving Commitments. The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate Series shall be no earlier than the latest Term Loan Maturity Date for any then outstanding Series of Term Loans and shall not have any scheduled amortization payments, (b) share ratably in the Guaranties with the other Obligations, (c) share ratably in any prepayments of the existing Term Loan Facility, unless the Borrower and the New Term Loan Lenders in respect of such New Term Loans elect lesser payments and (d) other than pricing or maturity date, have the same terms as the then outstanding Series of Term Loans; provided that applicable interest rate margins, arrangement fees, upfront or other fees, original issue discount and amortization (subject to the remaining terms of this proviso) with respect to any New Term Loan Commitments shall be determined by the Borrower and the applicable New Term Loan Lenders; provided, further, that New Term Loan Commitments may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Term Loans outstanding or Revolving Commitments in effect immediately prior to giving effect to such New Term Loan Commitments and (y) other terms that are reasonably acceptable to the Administrative Agent.
(v)Each joinder agreement executed by the Borrower, the Administrative Agent and the New Revolving Loan Lenders or New Term Loan Lenders, as applicable, in connection with a Facility Increase shall be recorded in the Register and may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.04, subject to approval by the Borrower, including those necessary to include the New Revolving Loan Commitments, the New Term Loan Commitments and the New Term Loans in the definitions of Required Lenders and Required Facility Lenders; provided however, that any amendments to Articles III through VIII, inclusive, that adversely affect a Lender shall be subject to Section 9.02. All such amendments and joinder agreements entered into with the applicable Loan Parties by the Administrative Agent shall be binding and conclusive on all Lenders.
SECTION 2.05. [Reserved].
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request, and the Issuing Banks ~~shall~~may, in their sole discretion, issue, Letters of Credit as the applicant thereof for its own account or the account (and in the name) of any Subsidiary or UJV or the support of its or its Subsidiaries’ or UJVs’ obligations, in a form reasonably acceptable to the applicable Issuing Bank and the Borrower, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit issued under the Existing Credit Agreement and listed on Schedule 2.06 attached hereto shall be treated as Letters of Credit hereunder for all purposes.

(b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment or extension) the Letter of Credit and the Administrative Agent no less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such shorter time period acceptable to the applicable Issuing Bank) a notice in substantially the form attached hereto as Exhibit D requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the identity of the Issuing Bank selected to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure shall not exceed the lesser of (A) the total Letter of Credit Commitments and (B) $50,000,000, (ii) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (iii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment, and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect to such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)     Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as such Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve month period) and (ii) the date that is fifteen (15) Business Days prior to the Revolving Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 102% of the LC Exposure pursuant to and in accordance with Section 2.06(j) with respect to such Letters of Credit on or prior to fifteen (15) days before the Revolving Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Revolving Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Revolving Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Revolving Maturity Date until no such Letters of Credit remain outstanding.

(d)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Revolving Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)     Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower, subject to the conditions to borrowing set forth herein, hereby requests in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If an ABR Revolving Borrowing cannot be made pursuant to Section 2.03 and unless the Borrower notifies the Administrative Agent of its intent to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank that issued such Letter of Credit for any LC Disbursement shall be deemed a Revolving Loan hereunder that was requested by the Borrower (and the Borrower is deemed to have authorized the Administrative Agent to request such Revolving Borrowing on its behalf and the Borrower shall be deemed to represent and warrant as to the matters specified in paragraphs (a) and (b) of Section 4.02) unless a Revolving Loan is not permitted to be made pursuant to Section 4.02, in which case such payment shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor an Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or amendment of any Letter of Credit by the applicable Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)     Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) in accordance with Section 9.01 of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)     Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement and such LC Disbursement is not reimbursed by an automatic advance in accordance with Section 2.06(e), then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if a Borrowing is not permitted under Section 2.06(e) and the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that a pro rata portion of the interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i)     Replacement of the Issuing Bank.

(i)Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank; provided, however, in the event the Issuing Bank is replaced because of a change in its credit rating, the consent of the Administrative Agent and the replaced Issuing Bank shall not be required so long as the successor Issuing Bank is a Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Banks” shall be deemed to include such successor or to any previous Issuing Banks, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)     Cash Collateralization. If (A) any Event of Default shall occur and be continuing, within one (1) Business Day after the Borrower receives notice from the Administrative Agent or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the satisfaction of the LC Exposure with respect to the Borrower under this Agreement and thereafter for the payment of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent after consultation with the Borrower and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time (or 2:00 p.m. in the case of an ABR Revolving Borrowing or LIBOR Daily Revolving Borrowing requested on such day), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by wire transfer of immediately available funds to the account of the Borrower most recently designated by it for such purpose by notice to the Administrative Agent or as otherwise designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans (it being intended that the Borrower shall only be obligated to pay such interest to the Administrative Agent (except that Section 2.13(c) shall apply if an Event of Default exists) and shall not be obligated to pay interest to any Lender that has failed to fund its share of the applicable Borrowing). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or e-mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit F or as otherwise agreed by the Administrative Agent and the Borrower.

(c)     Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Daily Borrowing (if a Revolving Borrowing), or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto or fails to specify the Type of Borrowing in an Interest Election Request, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Facility Lenders under the applicable Facility, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Revolving Maturity Date. The Term Loan Commitments shall terminate upon the making of the Term Loans on the Effective Date.

(b)     The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment or the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments. The Term Loans may continue to remain outstanding after any termination of the Revolving Commitments.

(c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice (but in no event later than the effective date thereof), the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent, which notice may be provided by e-mail, on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Term Loan Lender the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date.
(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)     The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)     Any Lender may request that Loans made by it be evidenced by a promissory note, in the same form as the promissory note(s) delivered at on the Effective Date. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans. (a) Optional. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (but subject to Section 2.16), any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (~~b~~d) of this Section. Any Term Loan Borrowing that is prepaid may not be reborrowed. The Borrower may prepay any Class of Loans without prepaying Loans (or terminating the Commitments) of the other Class.

(b)     Mandatory Prepayments. Unless otherwise consented to by the Required Lenders, from and after the Amendment Effective Date until the Covenant Compliance Date, and subject to the terms of the Intercreditor Agreement, the Borrower will be required to prepay Loans (without any corresponding reduction of the Revolving Commitments) as set forth in this Section 2.11(b):

(i)Equity Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.11(c) in an amount equal to the Applicable Percentage of the aggregate Net Cash Proceeds from any Equity Issuance. Such prepayment shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of any such Equity Issuance.

(ii)Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.11(c) in an amount equal to the Applicable Percentage of the aggregate Net Cash Proceeds from any Debt Issuance (including the issuance of secured or unsecured notes or the borrowing of incremental loans under a revolving credit or term loan facility pursuant to new commitments provided after the Amendment Effective Date and any refinancings of such Indebtedness), but excluding (u) the refinancing of the Indebtedness for the Starfield Hanam property, (v) Indebtedness under this Agreement or the other Credit Facilities, (w) Permitted Refinancing Indebtedness in respect of Indebtedness in existence as of the Amendment Effective Date (but subject to clause (a) of the proviso in the definition of "Permitted Refinancing Indebtedness"), (x) Capital Lease Obligations and ordinary course purchase money and equipment financings, (y) intercompany Indebtedness among any of TCI, the Borrower and their Wholly-Owned Subsidiaries to the extent permitted to be incurred under this Agreement, and (z) any COVID-19 Relief Funds. Such prepayment shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of any such Debt Issuance.
(iii)Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.11(c) in amounts equal to the Applicable Percentage of the aggregate Net Cash Proceeds from (a) any Asset Disposition; provided that there shall be excluded from this clause (a) any Net Cash Proceeds of less than $10,000,000 in the aggregate for all Asset Dispositions (other than with respect to the Stamford Town Center), or (b) any Insurance and Condemnation Event, except to the extent that the Borrower confirms to the Administrative Agent that the Borrower reasonably expects to use such proceeds in the restoration, rebuilding or replacement of the applicable affected asset within 180 days (or, if committed within 180 days, within 360 days) of the Net Cash Proceeds Receipt Date. Such prepayments shall be made within five (5) Business Days after the Net Cash Proceeds Receipt Date of such Asset Disposition and within fifteen (15) Business Days after the Net Cash Proceeds Receipt Date of such Insurance and Condemnation Event, as applicable.
(c)     Notice; Manner of Payment. Upon the occurrence of any Mandatory Prepayment Event, the Borrower shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Unless otherwise agreed by the Borrower and the Required Lenders after the Amendment Effective Date, "Applicable Percentage" shall mean seventy-five percent (75%), except that the Applicable Percentage for any Asset Disposition of the Stamford Town Center shall be 100%.

Unless otherwise agreed by the Borrower and the Required Lenders after the Amendment Effective Date, such Net Cash Proceeds shall be applied (a) 50% to the ratable repayment of the Term Loans and the term loans under the 2018 Term Loan Agreement (based on outstanding principal amount) and (b) 50% to the ratable prepayment of the Revolving Loans (without any corresponding reduction of the Revolving Commitments) (based on outstanding principal amount) pursuant to the Intercreditor Agreement. Any Term Loan Borrowing that is prepaid may not be reborrowed.
Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 2.16.
~~(b)~~(d)     The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) or e-mail of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or a LIBOR Daily Borrowing, not later than 11:00 a.m., New York

City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Facility Fee Rate (as set forth in the definition of Applicable Rate) on the daily amount of the Revolving Commitment of such Revolving Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Revolving Lender ceases to have any Revolving Credit Exposure. Accrued facility fees for the preceding calendar quarter shall be payable in arrears on the first day of January, April, July and October of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand and be secured by any cash collateral in accordance with Section 2.06(j). All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily maximum amount then available to be drawn under such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees for the preceding calendar quarter shall be payable in arrears on the first day of January, April, July and October of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand and be secured by any cash collateral in accordance with Section 2.06(j). Such fees (other than participation and fronting fees) payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)     All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)     The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)     The Loans comprising each LIBOR Daily Borrowing shall bear interest at the LIBOR Daily Floating Rate plus the Applicable Rate.

(d)     Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, the outstanding principal amount of all Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) if any interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or LIBOR Daily Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate or LIBOR Daily Floating Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing or LIBOR Daily Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the LIBOR Daily Floating Rate, as applicable, for such

Interest Period (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis); or

(ii)the Administrative Agent is advised by the Required Facility Lenders under a particular Facility that the Adjusted LIBO Rate, the LIBO Rate or the LIBOR Daily Floating Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing under such Facility for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing under such Facility to, or continuation of any Borrowing under such Facility as, a Eurodollar Borrowing or a LIBOR Daily Borrowing shall be ineffective and (B) if any Borrowing Request requests a Eurodollar Borrowing under such Facility, such Borrowing shall be made as an ABR Borrowing under such Facility; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (v) the regulatory supervisor for the administrator of the LIBO Screen Rate has made a public statement or published information announcing that the LIBO Screen Rate is no longer representative, (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate and the LIBOR Daily Floating Rate (including any mathematical adjustment to such alternate rate, or any method for determining or calculating such adjustment) that gives due consideration to the then prevailing market convention for determining a rate of interest (including any mathematical adjustment to such alternate rate) for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that, if such alternate rate of interest as so determined would be less than zero (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date), such rate shall be deemed to be zero (or 0.50% from the Amendment Effective Date until the Covenant Compliance Date) for the purposes of this Agreement, except for any portion of the Loans identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or a LIBOR Daily Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing or a LIBOR Daily Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes, and other than the imposition of or changes in the rate of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)     If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements or ratios has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)     A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)     A Lender shall not be entitled to any compensation pursuant to the foregoing provisions of this Section 2.15 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers that are subject to similar provisions.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable

Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)     Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B)(ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W‑8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W‑8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)an executed copy of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)      Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any interest or penalties imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)     Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)     Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) prior to 2:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Chicago, Illinois, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)     If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)     Unless the Administrative Agent shall have received, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent promptly on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)     If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall promptly use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, provided such costs and expenses do not exceed the amount so eliminated or reduced. Such Lender shall keep the Borrower advised of all such efforts to designate a different lending office or to assign its rights and obligations hereunder.

(b)     If (w) any Lender is entitled to and requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes a Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent and (v) such assignment is not prohibited by any Requirements of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)     the Revolving Commitment, Revolving Credit Exposure and Term Loan Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); and no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the principal amount of such Defaulting Lender’s Loans may not be reduced without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)     if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all non-Defaulting Revolving Lenders’

Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied at such time;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (through a Borrowing of Revolving Loans or otherwise) within five days following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Revolving Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender under Section 2.12(a) (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;
(d)     so long as such Revolving Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein) or the Defaulting Lender is replaced in accordance with Section 2.19(b); and

(e)     any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.02 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to clause (d) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolving Percentage. Except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim, right or remedy of any party hereunder or at law or in equity arising from that Lender’s having been a Defaulting Lender.
SECTION 2.21. Extension of Revolving Maturity Date. The Borrower shall have two (2) options (which shall be binding on the Revolving Lenders), exercisable by written notice to the Administrative Agent given no more than 120 days nor less than 30 days prior to the then Revolving Maturity Date, to extend the Revolving Maturity Date for a period of six (6) months per extension option. Upon delivery of such notice, the Revolving Maturity Date shall be extended for six (6) months so long as the following conditions are satisfied as of the effective date of such extension: (i) no Default or Event of Default has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower and the other Loan Parties in any Loan Document shall be true and correct in all material respects except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and

(iii) the Borrower shall have paid an extension fee equal to 0.0625% of the then aggregate outstanding amount of the Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite limited partnership or limited liability company power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership or other organizational powers and have been duly authorized by all necessary corporate, partnership or other organizational action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made or will be made by the legally required time and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, except for any violation of any applicable law or regulation that is not reasonably likely to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for any violation or default that is not reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for any Refinancing Mortgages.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, statement of changes in equity and cash flows (i) as of and for the fiscal year ended December 31, 2018, audited by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2019, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in material accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)     Since December 31, 2018, no event or condition has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect; provided that the determination of the existence of a Material Adverse Effect (solely for purposes of any determination under clause (a) or (b) of the definition of Material Adverse Effect under this Section 3.04(b)) shall exclude any event or circumstance resulting from the COVID-19 pandemic to the extent that such event or circumstance has been disclosed in writing by the Borrower to the Lenders prior to the Amendment Effective Date (including in filings by TCI with the Securities and Exchange Commission).

SECTION 3.05. Properties. (a) Each of the Subsidiary Guarantors has title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title to the Eligible Unencumbered Assets that do not interfere with such Subsidiary Guarantor’s ability to conduct its business as currently conducted or to utilize its properties for their intended purposes and, each of the Borrower and the other Subsidiaries of the Borrower has title to, or valid leasehold interests in, all its real and personal property material to its business, except for any defects in title that are not reasonably likely to result in a Material Adverse Effect.

(b)     To the best of Borrower’s knowledge, (i) each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and (ii) the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or license to use that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing by or against TCI, the Borrower or any of the Subsidiaries of the Borrower (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, is reasonably likely to result in a Material Adverse Effect (other than the Disclosed Matters identified on Schedule 3.06) or (ii) that involve this Agreement, the other Loan Documents, or the Transactions and is reasonably likely to result in a Material Adverse Effect.

(b)     The Borrower has in the past caused Phase I and other environmental assessments to be conducted or has in the past taken other steps to investigate the environmental condition of the Eligible Unencumbered Assets and other Properties on which a shopping center is located. Based on such investigation, to the actual knowledge of the Borrower, except with respect to any matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)     Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or is materially likely to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it before they became delinquent, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. (a) None of (i) the representations and warranties made by the Borrower or the Subsidiary Guarantors in the Loan Documents as of the date such representations and warranties are made or deemed made or (ii) any reports, financial statements or certificates prepared by and furnished by the Borrower in connection with this Agreement (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)     As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the Borrower’s actual knowledge, their respective officers, employees, directors and agents, are not in violation of Anti-Corruption Laws and applicable Sanctions in any material respect. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the actual knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.13. [Reserved].

SECTION 3.14. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X. No part of the proceeds of the Loans will be used for “purchasing” or “carrying”

“Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, any Requirement of Law (including, without limitation, the Regulations of the Board).

SECTION 3.15. Subsidiaries. As of the Effective Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation or organization of each Subsidiary and UJV which owns property on which a shopping center has been built and, as to each such Subsidiary and UJV, the percentage of each class of Equity Interests owned by the Borrower and its other Subsidiaries and (b) except as disclosed on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or UJV.

SECTION 3.16. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith, Solvent.

SECTION 3.17. Status of the Company. TCI (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.

SECTION 3.18. Properties. As of the Effective Date, (i) Schedule 3.18 sets forth a list of all Property on which shopping centers have been built of the Borrower and its Subsidiaries and UJVs and the owner (or ground-lessor or owner of land use rights) of such Property, and (ii) Schedule UA sets forth a list of all Eligible Unencumbered Assets and the owner (or ground-lessor) of such Eligible Unencumbered Asset. All such Eligible Unencumbered Assets satisfy the requirements for an Eligible Unencumbered Asset set forth in the definition thereof.

SECTION 3.19. ~~EEA~~Affected Financial Institution. No Loan Party is an ~~EEA~~Affected Financial Institution.

SECTION 3.20. Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.21. COVID-19 Programs. The Borrower has determined in good faith in consultation with counsel that it is eligible to participate in all COVID 19-related government-sponsored relief programs that the Borrower currently participates in, if any, and has taken into consideration in making such determination all rules, regulations and FAQs related to all such programs.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) from each Subsidiary Guarantor, a counterpart of the Guaranty executed by such Subsidiary Guarantor, and (iii) from the Borrower, a Note payable to each Lender which has requested a Note in the amount of such Lender’s Commitment, executed by the Borrower.

(b)Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) the General Counsel of Borrower covering entity-related matters relating to the Borrower and the other Loan Parties, and (ii) Honigman, Miller, Schwartz & Cohn LLP, counsel for the Borrower and the other Loan Parties, as to Michigan and New York law and covering enforceability of this Agreement and the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c)Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the other Loan Parties, the authorization of the Transactions and any other legal matters relating to the Borrower, the other Loan Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable, third-party out of pocket expenses required to be reimbursed or paid by the Borrower hereunder pursuant to separate agreements between the Borrower and the Administrative Agent.

(e)Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2018 and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph.

(f)Projections. The Lenders shall have received annual pro-forma financial projections through December 31, 2024 with appropriate capital and operating assumptions and sources and uses, in form and substance satisfactory to the Lenders.

(g)Approvals. To the best of Borrower’s knowledge, all material governmental and third party approvals necessary in connection with the continuing operations of the Borrower and the other Loan Parties and the Transactions shall have been obtained and be in full force and effect.

(h)Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located, and such search shall reveal no liens on any of the Eligible Unencumbered Assets except for Permitted Encumbrances and Permitted Equipment Liens or Liens discharged or to be discharged on or prior to the Effective Date (or to secure Refinancing Mortgages) pursuant to documentation satisfactory to the Administrative Agent.

(i)Compliance Certificate. The Lenders shall have received a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.11 on a pro-forma basis on the Effective Date based on the financial statements of the Borrower for the fiscal quarter ended June 30, 2019 and after giving effect to the incurrence of the Loans and the issuance of the Letters of Credit on the Effective Date, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Eligible Unencumbered Asset Value, and certifying that all Properties included as Eligible Unencumbered Assets satisfy the requirements for an Eligible Unencumbered Asset set forth in the definition thereof.

(j)Know-Your-Customer Requirements. (i) The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this sub-clause (ii) shall be deemed to be satisfied).

Without limiting the generality of the provisions of the last paragraph of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, waived or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of the Borrower set forth in Article III of this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (other than representations and warranties that speak of a different or specific date, which shall be true and correct as of such different or specific date).

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)The Administrative Agent shall have received a Borrowing Request or a request for such Letter of Credit under Section 2.06 and a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.11(b) and Section 6.11(g) on a pro-forma basis on the date of such Borrowing or such issuance, amendment or extension of a Letter of Credit after giving effect to such Borrowing or such issuance, amendment or extension of a Letter of Credit.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall provide a copy to each requesting Lender):

(a)as soon as available and in any event within 90 days after the end of each fiscal year of TCI and the Borrower (as such period may be extended by any additional period of time as permitted by the Securities and Exchange Commission for delivery by TCI and the Borrower of annual financial statements due to circumstances related to COVID-19, to the extent that TCI qualifies for such extension), commencing with the fiscal year ended December 31, 2019, the TCI Financial Statements and the Borrower’s Consolidated Financial Statements, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception arising out of the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of TCI and the Borrower (as such period may be extended by any additional period of time as permitted by the Securities and Exchange Commission for delivery by TCI and the Borrower of quarterly financial statements due to circumstances related to COVID-19, to the extent that TCI qualifies for such extension), commencing with the fiscal quarter ended September 30, 2019, the unaudited TCI Financial Statements and the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)Notwithstanding the foregoing, it is understood and agreed that to the extent TCI files documents with the Securities and Exchange Commission that contain the same information as required by clauses (a) and (b) above within the time periods set forth therein, such filing shall satisfy the Borrower’s delivery obligation thereunder and shall also constitute delivery to the Lenders;

(d)concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (B) setting forth (A) for any fiscal quarter or fiscal year period ending after the Amendment Effective Date and prior to the last fiscal quarter during the Covenant Waiver Period (commencing with the fiscal quarter ending September 30, 2020), (x) reasonably detailed calculations of the financial covenants contained in Sections 6.11(a), (b), (c), (d), (e), (g), (h) and (i) (calculated pursuant to the provisions in effect prior to the Amendment Effective Date) and (y) reasonably detailed calculations demonstrating compliance with the financial covenants contained in Sections 6.11(f), and (B) for the fiscal quarter ending June 30, 2020 and for any other period (commencing with the final fiscal quarter ending during the Covenant Waiver Period), reasonably detailed calculations demonstrating compliance with Section 6.11 and (ii) together with such compliance certificate, the Borrower shall deliver the following, in form and detail satisfactory to the Administrative Agent, (A) a listing of summary information for all Eligible Unencumbered Assets for the preceding calendar quarter, including, without limitation, the Unencumbered Asset Value of each Property, Combined Property EBITDA attributable to such Property, Occupancy Rates, rent rolls, sales reports, and average sales per square foot for such Property in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, (B) any change in the methodology used by the Borrower for determining Occupancy Rate or average sales per square foot, (C) a certification of a Financial Officer that all Eligible Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as Eligible Unencumbered Assets, and (D) any updates to Schedules EG, SG and UA (if not previously delivered) or Schedule 3.18 (if the information for such schedule is not otherwise publicly available);

(e)promptly following any reasonable request therefor and so long as the Borrower can satisfy such request with reasonable efforts and in any event without engaging third parties, such other information regarding the operations, business affairs and financial condition of TCI, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; ~~and~~

(f)     promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(g)     for each fiscal month during the period from and after the Amendment Date until the Covenant Compliance Date, (i) within five (5) Business Days after the end of each month, a certificate of a Financial Officer of the Borrower and setting forth reasonably detailed calculations of the Available Liquidity as of the last day of such month and certifying as to whether the Borrower was in compliance with the financial covenant set forth in Section 6.11(j) and as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) in each case within twenty-five (25) days after the end of each month, (A) a cash flow and liquidity forecast and projected uses of the Borrower and (B) monthly profit and loss statements reports , rent rolls and accounts receivable aging reports for each Eligible Unencumbered Asset for the preceding month (other than the month of January).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender) prompt written notice, after Borrower has actual knowledge, of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority by or against the Borrower or any Affiliate thereof that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, is reasonably likely to result in a Material Adverse Effect;

(d)the occurrence of any Casualty or Condemnation Event affecting an Eligible Unencumbered Asset in an aggregate amount exceeding $5,000,000;

(e)the opening or the closing (other than a temporary closing permitted under the applicable lease or reciprocal easement agreement) of an Anchor Store at any Eligible Unencumbered Asset;

(f)the increase or decrease by 10% or more of the gross leasable area of any Eligible Unencumbered Asset;

(g)the occurrence of any event of the type described in clauses (i), (j) and (k) (with respect to any admission in writing only) of Section 7.01 with respect to any Subsidiary and the percentage of Capitalization Value attributable to such Subsidiary measured as of the most recent Compliance Certificate;

(h)subject to Section 3.04(b), any development that the Borrower believes in good faith is reasonably likely to result in a Material Adverse Effect; and

(i)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business; REIT Status, Etc. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent any failure to do so by a Subsidiary (other than a Subsidiary Guarantor) is not reasonably likely to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03 or any Disposition not prohibited under this Agreement. TCI shall do all things necessary to (i) maintain its REIT status and (ii) maintain the listing of TCI’s common stock on the New York Stock Exchange or another nationally-recognized stock exchange.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, is reasonably likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except to the extent any failure to do so by a Subsidiary (other than a Subsidiary Guarantor) is not reasonably likely to result in a Material Adverse Effect, and (b) to the extent commercially available, maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Visitation Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. At any reasonable time and from time to time upon reasonable notice and subject to the rights of tenants on such properties, but not more frequently than twice in any 12-month period, in the aggregate, provided that no Event of Default shall have occurred and be outstanding, the Borrower shall permit the Administrative Agent or any Lender or any agent or representative thereof (provided that, at Borrower’s request, the Administrative Agent or such Lender, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit (without conducting any intrusive testing) the properties of, Borrower and its Subsidiaries. The request by any Lender or agent or representative thereof for such a visit shall be made to the Administrative Agent and the Administrative Agent promptly shall notify all the Lenders of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Lenders thereof) and any Lender that shall so desire may accompany Administrative Agent or such Lender, or such representative on such visit.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general business purposes of the Borrower, its Subsidiaries, and the UJVs, including, in the case of the Term Loans, the refinancing of the term loans made under the Existing Credit Agreement; provided that for purposes of any Borrowing from and after the Amendment Effective Date and until the Covenant Compliance Date, the proceeds of such Borrowing shall be used solely for the purposes of paying (i) operating expenses incurred by TCI, the Borrower and their Subsidiaries and the Borrower’s pro-rata share of operating expenses incurred by UJVs (and only to the extent, in the good faith determination of the Borrower, cash flow from the operations of TCI, the Borrower and their Subsidiaries or such UJV is insufficient to pay the same, taking into account expected receipts, expenditures and contingencies), (ii) capital expenditures and Investments expressly permitted pursuant to Section 6.12, (iii) scheduled interest and principal payments on Indebtedness of TCI, the Borrower and their Subsidiaries and the Borrower’s pro-rata share of scheduled interest and principal payments on Indebtedness of UJVs (and only to the extent cash flow from the operations of such UJV is insufficient to pay the same), (iv) Restricted Payments permitted by Section 6.06, and (v) merger fees and litigation fees and expenses related to the merger transaction with Simon Property Group, Inc. and its affiliates (and only to the extent, in the good faith determination of the Borrower, cash flow from the operations of TCI, the Borrower and their Subsidiaries is insufficient to pay the same, taking into account expected receipts, expenditures and contingencies). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general business purposes of the Borrower, its Subsidiaries and UJVs. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall direct its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries not to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

On the Effective Date and from time to time thereafter, on not less than thirty (30) Business Days' notice, the Borrower may request that proceeds of the Loans be used to refinance secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, including the secured mortgage Indebtedness on the Dolphin Mall in Miami, Florida, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing, at the Borrower's election, may be secured by an amended and restated mortgage on the property securing the mortgage Indebtedness to be so refinanced (a “Refinancing Mortgage”) and evidenced by a mortgage note in favor of the Administrative Agent or an Affiliate of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower; provided that any mortgage note in favor of an Affiliate of the Borrower shall have a zero balance and may not be assigned by such Affiliate without the prior written consent of the Administrative Agent, except for an assignment of such Refinancing Mortgage in connection with a Disposition permitted by Section 6.04; provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency in connection with the National Flood Insurance Program, unless the Borrower has obtained flood insurance under the National Flood Insurance Program that is satisfactory to the Administrative Agent and the Lenders. Such request from the Borrower shall include a certificate from the Borrower (which certificate the Administrative Agent will forward to the Lenders) certifying that the property to be encumbered by such Refinancing Mortgage is not located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency in connection with the National Flood Insurance Program, unless the Borrower has obtained flood insurance under the National Flood Insurance Program that is satisfactory to the Administrative Agent and the Lenders. At least ten (10) Business Days prior to the recordation of any Refinancing Mortgage, the Administrative Agent shall provide all Lenders with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby. Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel and the Borrower, provided that such documents will not subject the applicable Property to additional obligations, requirements, restrictions or liabilities that are not already set forth in the Loan Documents with respect to such Property, (ii) to be consistent in all respects with the terms of this Agreement, and (iii) if the Administrative Agent is the holder of such Refinancing Mortgage, subject to being unconditionally released or assigned by the Administrative Agent at the request of the Borrower without the need for any consent or approval of the Lenders (it being understood and agreed that the Administrative Agent and the Lenders shall not be required to give any representations and warranties with respect to any such release or assignment, including with respect to any aspects of the Indebtedness secured thereby, except that it is the holder thereof and authorized to execute and deliver the same). In addition, in connection with each Refinancing Mortgage, the Administrative Agent and from time to time thereafter at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements if it is the holder of such Refinancing Mortgage. Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time. Any property subject to a Refinancing Mortgage shall be and remain eligible for treatment as an Eligible Unencumbered Asset, and any note secured by a Refinancing Mortgage shall be treated as Total Unsecured Indebtedness.
SECTION 5.09. Accuracy Of Information. The Borrower will ensure that any information prepared by Borrower, including financial statements, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder does not knowingly contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10. Notices of Asset Sales, Encumbrances or Dispositions of Eligible Unencumbered Assets. The Borrower shall deliver to the Administrative Agent written notice not less than five (5) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Eligible Unencumbered Asset which is permitted pursuant to Section 6.04. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent (A) a certificate of a Financial Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants set forth in Section 6.11 hereof) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with Section 6.11 hereof on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Eligible Unencumbered Assets.

If a Default or Event of Default exists at the time of such transaction, the Borrower shall apply the net proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.
If such Disposition is permitted hereunder and a Property shall cease to be an Eligible Unencumbered Asset upon the consummation of such transaction, the Administrative Agent shall, at the Borrower’s request and expense, release the guarantee obligations under the Guaranty of any Subsidiary Guarantor which owns such Property that ceases to be an Eligible Unencumbered Asset, including execution and delivery of a release in form and substance reasonably satisfactory to the Administrative Agent, without the need for any consent or approval of the Lenders.
SECTION 5.11. Additional Guarantors. If any Subsidiary becomes the owner or ground-lessee of a Property that has been designated by the Borrower as an Eligible Unencumbered Asset after the Effective Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance reasonably satisfactory to the Administrative Agent: (i) a Guaranty executed by such Subsidiary and (ii) the items that would have been delivered under Sections 4.01(b) and (c) if such Subsidiary had been a Subsidiary Guarantor on the Effective Date.

SECTION 5.12. Collateral.

(a)     Pledge Requirement. Commencing on the Amendment Effective Date and until the Collateral Release Date, the Borrower will cause all of the Pledge Collateral to be subject to a first priority, perfected Lien (subject to Permitted Encumbrances) in favor of the Collateral Agent on behalf of the lenders under the Credit Facilities to secure the Obligations in accordance with the terms and conditions of the Intercreditor Agreement and the Collateral Documents.

(b)     Mortgages. If at any time during the period commencing on the Amendment Effective Date until the Covenant Compliance Date, any of the following events occurs: (i) the Available Liquidity shall be less than $270,000,000 as reported as of the last day of any calendar month in a certificate of a Financial Officer of the Borrower delivered pursuant to Section 5.01(g), (ii) the Borrower shall fail to deliver the certificate of a Financial Officer of the Borrower pursuant to Section 5.01(g) and such failure continues for five (5) days after written notice by the Administrative Agent to the Borrower, (iii) as at the end of any fiscal quarter of the Borrower, the ratio of Combined EBITDA to Fixed Charges (the “Fixed Charge Coverage

Ratio”), each for the period of four consecutive fiscal quarters then ended, shall be less than 1.25 to 1.00, or (iv) the Borrower shall fail to deliver the compliance certificate as to the Fixed Charge Coverage Ratio when due under Section 5.01(d) and such failure continues for five (5) days after written notice by the Administrative Agent (the occurrence of any such event, the “Mortgage Trigger”), then the Obligations shall also be secured by Liens (subject to Permitted Encumbrances) on the Eligible Unencumbered Assets in accordance with the procedures set forth below.

Within forty-five (45) days after the Closing Date (or such longer period as may be necessary, in the reasonable judgment of the Administrative Agent, so long as the Borrower is working in good faith), the Borrower and the Collateral Agent shall prepare Mortgages on the Eligible Unencumbered Assets in form and substance satisfactory to the Collateral Agent, and Borrower shall (x) confirm in writing that such Mortgages have been approved by the Borrower for filing and recording upon the occurrence of the Mortgage Trigger in accordance herewith and (y) shall cause its applicable Subsidiaries to execute, notarize and deliver original signature pages to each of the Mortgages to the Collateral Agent, which the Collateral Agent shall hold in accordance with this Section 5.12(b), and (z) deliver the Mortgage Collateral Deliverables described in clauses (a)(ii) and (iii) of the definition thereof.
If the Mortgage Trigger occurs, (a) the Collateral Agent shall be authorized to attach the signature pages and record and file the Mortgages, (b) the Borrower shall pay to the Collateral Agent (or provide to the Collateral Agent reasonably satisfactory evidence of the payment in full of) any and all title company service charges, record and lien search charges, filing fees and charges, mortgage recording taxes and intangible taxes incurred in connection with the Mortgages, all of which the Borrower hereby promises to pay, and (c) the Borrower shall, within thirty (30) days after the Mortgage Trigger (or such longer period as may be necessary, in the reasonable judgment of the Administrative Agent, so long as the Borrower is working in good faith), deliver (or otherwise cooperate with the Collateral Agent to obtain) the Mortgage Collateral Deliverables (if not previously delivered) with respect to the Eligible Unencumbered Assets and those items required by Section 4.01(c); provided that, except as expressly provided in the definition of Mortgage Collateral Deliverables, there shall be no requirements that the contents of such Mortgage Collateral Deliverables be acceptable to the Administrative Agent or the Lenders. The Borrower, on behalf of itself and the other Loan Parties, acknowledges and agrees that the Collateral Agent’s authorization to file and record the Mortgages shall not be subject to any condition, occurrence or consent other than the occurrence of the Mortgage Trigger, and the Borrower, on behalf of itself and the other Loan Parties, hereby irrevocably authorizes the Collateral Agent to file and record the Mortgages if the Mortgage Trigger occurs. Notwithstanding the foregoing, the Mortgages will not be filed or recorded unless and until the Collateral Agent reasonably concludes that the Lenders have completed their required due diligence in respect of the Flood Laws and a Mortgage will not be filed or recorded on any property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency in connection with the National Flood Insurance Program, unless the Borrower has obtained flood insurance under the National Flood Insurance Program that is satisfactory to the Administrative Agent and all of the Lenders (and any additional flood insurance required by the Administrative Agent). If the Mortgage Trigger occurs, the Collateral Agent shall also order Appraisals of the Eligible Unencumbered Assets on behalf of the Lenders for regulatory and informational purposes at the cost and expense of the Borrower (which the Borrower hereby agrees to pay), and the Borrower and its Subsidiaries shall cooperate with the Collateral Agent’s efforts to obtain such Appraisals.
(c)     Further Assurances.

(i)Covenant Waiver Period. Commencing on the Amendment Effective Date and until the Collateral Release Date, and without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries that owns any Covenant Waiver Period Collateral to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent or the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements), which may be required by applicable law and which the Administrative Agent or the Collateral Agent may, from time to time until such time as the applicable Covenant Waiver Period Collateral shall be released pursuant to the terms of this Agreement and the other Loan Documents, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents in the Covenant Waiver Period Collateral, all at the expense of the Borrower; provided, however, that no Designated Covenant Waiver Period Collateral Subsidiary shall be permitted to certificate its Equity Interests or make an election under Article 8 of the UCC unless such certificates are promptly delivered to the Administrative Agent (or Collateral Agent), together with an endorsement in blank.

(ii)Pari Passu Lien Requirement. Notwithstanding anything to the contrary contained herein, to the extent that any Loan Party grants or maintains a Lien on any assets of such Loan Party to secure the other Credit Facilities or any other Indebtedness that is pari passu with the Obligations, such Loan Party shall contemporaneously grant and maintain a Lien on such assets to secure the Obligations. All Liens in the Covenant Waiver Period Collateral shall be pari passu with the Liens granted in connection with the other Credit Facilities, and shall, in all respects, be subject to the Intercreditor Agreement.

(d)     Release of Collateral. So long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon either (i) the Collateral Release Date or (ii) to the extent necessary to permit consummation of any transaction that has been consented to by all of the Lenders (and in accordance with this Agreement, including Section 2.11), the Administrative Agent shall, subject to the satisfaction of the requirements of Section 5.12(e), promptly release (or instruct the Collateral Agent to release) the Liens granted to the Administrative Agent (or the Collateral Agent) on the applicable Covenant Waiver Period Collateral and the Collateral Documents related thereto (the “Covenant Waiver Period Collateral Release”). Upon the release of any Covenant Waiver Period Collateral pursuant to this Section 5.12(d), the Administrative Agent shall (to the extent applicable) deliver to the Borrower (or instruct the Collateral Agent to deliver), upon the Borrower’s request and at the Borrower’s expense, such documentation as may be reasonably satisfactory to the Administrative Agent and otherwise necessary or advisable to evidence the release of such Covenant Waiver Period Collateral from its obligations under the Loan Documents. The Lenders authorize the Administrative Agent and/or the Collateral Agent to effect such Lien releases.

(e)     Collateral Release Request and Certificate. The Borrower shall have delivered to the Administrative Agent (or the Collateral Agent), on or prior to the date that is five (5) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which any Covenant Waiver Period Collateral Release is to be effected, written notice that it is requesting a Covenant Waiver Period Collateral Release, which notice shall identify the Covenant Waiver Period Collateral to be released and the proposed effective date for such Covenant Waiver Period Collateral Release, together with a certificate signed by an Authorized Officer of the Borrower (such certificate, a “Covenant Waiver Period Collateral Release Certificate”), certifying that: (i)(A) in the case of a request for a Covenant Waiver Period Collateral Release pursuant to Section 5.12(d)(i), the Borrower has been in compliance with the financial covenants set forth in Section 6.11 for two consecutive fiscal quarters without giving effect to Section 6.11(k), or (B) in the case of a request for a Covenant Waiver Period Collateral Release pursuant to Section 5.12(d)(ii), such transaction is permitted by and is being made in accordance with this Agreement and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 5.13. COVID-19 Programs. Before participating in or applying to participate in any COVID 19-related government-sponsored relief program, the Borrower shall make a determination in good faith in consultation with counsel that it is eligible to participate in any such program, and shall take into consideration in making such determination all rules, regulations and FAQs related to such program.

SECTION 5.14. Flood Hazard Properties. If any Eligible Unencumbered Asset subject to a Mortgage is at any time a Flood Hazard Property, then the Borrower shall, or shall cause each applicable Loan Party, to provide to the Administrative Agent such information as the Lenders may reasonably request in order to comply with the Flood Laws including, without limitation, evidence of flood insurance and written acknowledgement of receipt of notice from the Administrative Agent that such Eligible Unencumbered Asset is a Flood Hazard Property and as to whether the community in which such Flood Hazard Property is located in participation in the National Flood Insurance Program.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, unless the Borrower will be in compliance with the financial covenants set forth in Section 6.11 after giving effect to such creation, incurrence or assumption and, if such Indebtedness is incurred during the period from the Amendment Effective Date until the Covenant Compliance Date, the Net Cash Proceeds, if any, thereof shall be applied in accordance with Section 2.11(b); provided that during the period from and after the Amendment Effective Date until the Covenant Compliance Date, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any additional Recourse Indebtedness that was not in existence on the Amendment Effective Date other than (i) Indebtedness under the Credit Facilities, (ii) Permitted Refinancing Indebtedness, (iii) COVID-19 Relief Funds, (iv) intercompany Indebtedness among TCI, the Borrower and their Wholly-Owned Subsidiaries, (v) Capital Lease Obligations and purchase money obligations in respect of personal property in an aggregate amount (excluding any purchase money obligations associated with trade payables that do not constitute Indebtedness) not to exceed $10,000,000, and (vi) Property Assisted Clean Energy financing of roof repair work at Dolphin Mall with the prior written consent of the Required Lenders.

SECTION 6.02. Liens. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien to secure Indebtedness for borrowed money on any property or asset now owned or hereafter acquired by it, except for Liens securing Indebtedness that are permitted by Section 6.01; provided that such Liens shall not affect any Eligible Unencumbered Asset unless expressly permitted under the definition of Eligible Unencumbered Asset and Section 6.11; and provided further that during the period from and after the Amendment Effective Date until the Covenant Compliance Date, the Net Cash Proceeds thereof, if any, shall be applied in accordance with Section 2.11(b) and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien to secure Indebtedness for borrowed money on (x) any Eligible Unencumbered Asset without the prior written consent of all of the Lenders or (y) any other Property that is not subject to a Lien to secure Indebtedness on the Amendment Effective Date without the prior written consent of the Required Lenders.

(b)     The Borrower shall not create or suffer or permit to exist any Liens on the Equity Interests of the Borrower owned by TCI.

SECTION 6.03. Fundamental Changes. (a) The Borrower and TCI will not, and will not permit any Subsidiary Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell (except, with respect to a Subsidiary Guarantor, if not prohibited by Section 6.04), transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests in a Subsidiary Guarantor (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into TCI or the Borrower in a transaction in which TCI or the Borrower, as applicable, is the surviving entity, or (ii) any Person may merge into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor. The Borrower and TCI will not reorganize under the laws of a jurisdiction other than the United States.

(b)     The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto and any other additional businesses that are not reasonably likely to result in a Material Adverse Effect.

SECTION 6.04. Dispositions. (a) The Borrower will not, and will not permit any of the Subsidiary Guarantors, to sell, encumber with a Lien to secure Indebtedness or otherwise Dispose of any Eligible Unencumbered Asset (including the Borrower's direct or indirect Equity Interests in the owner or ground-lessee of such Eligible Unencumbered Asset) unless (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Disposition, (ii) the Borrower shall be in compliance on a pro-forma basis with the financial covenants in Section 6.11 after giving effect to such Disposition and any prepayment of the Obligations required for the Borrower to be in such pro-forma compliance, and (iii) the Borrower shall have complied with Section 5.10; provided that, during the period from and after the Amendment Effective Date until the Covenant Compliance Date, the Borrower will not, and will not permit any Subsidiary to, Dispose of any Eligible Unencumbered Asset without the prior written consent of all of the Lenders, except that sales of any Eligible Unencumbered Assets shall be permitted without Lender consent if simultaneously with the closing of such sale the Borrower repays all of its loans and other obligations hereunder and under the Credit Facilities and terminates all of the commitments hereunder and thereunder.

(b)     The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any property owned or ground leased by such Borrower or Subsidiary (including the Borrower's direct or indirect Equity Interests in the owner or ground-lessee of such property) unless, at the time that the Borrower or such Subsidiary enters into a binding contract for such Disposition, the Borrower shall be in compliance on a pro-forma basis with the financial covenants in Section 6.11 after giving effect to such proposed Disposition and any prepayment of the Obligations required for the Borrower to be in such pro-forma compliance; provided that, during the period from and after the Amendment Effective Date until the Covenant Compliance Date, (x) the Borrower may, and may permit any Subsidiary to, sell, transfer or otherwise dispose of properties or other assets only if such sale is made in an arm’s length transaction (in the Borrower’s good faith determination) and the Net Cash Proceeds thereof are applied in accordance with Section 2.11(b) and (y) the Borrower will not, and will not permit any Subsidiary to, Dispose of any Property that is not subject to a Lien to secure Indebtedness on the Amendment Effective Date (other than the Stamford Town Center and anchor pads, out-parcels, and land (and buildings thereon) adjacent to Properties and not part of a mall Property) without the prior written consent of the Required Lenders, except that sales of properties or other assets shall be permitted without Lender consent if simultaneously with the closing of such sale the Borrower repays all of its loans and other obligations hereunder and under the Credit Facilities and terminates all of the commitments hereunder and thereunder.

SECTION 6.05. Limitations on Activities of TCI. The Borrower shall not suffer or permit TCI to incur any Indebtedness (other than current trade payables related to organizational and administrative activities incurred in the ordinary course) in its own name or to own any material assets other than its interests in the Borrower and incidental assets and assets which, for legitimate business purposes, must be owned by TCI on a temporary basis prior to being transferred to the Borrower, or engage in any business other than the ownership of such interests.

SECTION 6.06. Restricted Payments. The Borrower shall not make any Restricted Payments in any fiscal quarter which, when added to all Restricted Payments made during the three (3) immediately preceding fiscal quarters, exceed 95% of Funds From Operations; provided, however, that the Borrower shall be permitted, provided there exists no Event of Default, to make Restricted Payments in excess of 95% of Funds From Operations (i) pursuant to Section 5.2(a) or Section 5.3 of the Borrower’s agreement of limited partnership, as the same may hereafter be amended, or pursuant to any other provision of the Borrower’s agreement of limited partnership, as the same may hereafter be amended, that requires preferential distributions to be made; or (ii) as may be necessary under Section 857(a) of the Code to maintain TCI’s tax status as a REIT; and provided further, that if an Event of Default exists, the Borrower shall only be permitted to make Restricted Payments in the minimum amount necessary under Section 857(a) of the Code to maintain TCI’s tax status as a REIT. Notwithstanding the foregoing, on and after the Amendment Effective Date until the Covenant Compliance Date, the Borrower may not make any Restricted Payments except (i) in the minimum amount necessary to permit (A) TCI to meet the distribution requirement of Section 857(a) of the Code so as to maintain its tax status as a REIT under Section 856(a) Code, (B) TCI to pay any and all REIT-level taxes imposed by the Code, (C) the Borrower’s other partners to pay their federal income tax liability on allocations of income from the Borrower and (D) TCI  to distribute all of its real estate investment trust taxable income (as defined in Section 857(a) of the Code) and its net capital gain (as defined in Section 1222(11) of the Code) (provided that all distributions to be made pursuant to this clause (i) shall be made to the Borrower’s partners on a pro rata basis in accordance with their percentage interests in the Borrower), all as required by and set forth in Section 5.2(a) of the Borrower’s agreement of limited partnership, and (ii) to pay dividends on preferred equity interests of TCI or the Borrower in an amount not to exceed the sum of (x) the amount required to be paid pursuant to the terms of the existing Series J and Series K preferred equity interests as of the Amendment Effective Date plus (y) the amount required to be paid pursuant to the term of any preferred equity interests issued by TCI or the Borrower after the Amendment Effective Date.

SECTION 6.07. Transactions with Affiliates. The Borrower will not cause or permit any of the Subsidiary Guarantors to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions that are commercially reasonable, (b) the Borrower may make capital contributions to the Subsidiary Guarantors, and (c) the Borrower and each Subsidiary Guarantor may form one or more TRS Subsidiaries, and each Subsidiary Guarantor may transfer TRS Assets and TRS Subsidiary Businesses to such TRS Subsidiaries so long as such transfers do not materially impair the value of the Property owned by such Subsidiary Guarantor.

SECTION 6.08. [Reserved].

SECTION 6.09. Payments and Modifications of Subordinate Debt. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate to the Obligations pursuant to its express terms or a written agreement if a Default or an Event of Default has occurred and is continuing or would occur after giving effect thereto; provided that, on and after the Amendment Effective Date until the Covenant Compliance Date, the Borrower will not make or permit any such payment under this Section 6.09 other than mandatory scheduled payments of principal and interest.

SECTION 6.10. Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

SECTION 6.11. Financial Covenants. The Borrower shall not permit:

(a)Net Worth. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), Net Worth to be less than $2,000,000,000.

(b)Total Leverage Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the Total Leverage Ratio to exceed 60%.

(c)Secured Leverage Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the Secured Leverage Ratio to exceed 50%; provided that the Secured Leverage Ratio may exceed 50% as of the end of up to four (4) fiscal quarters of the Borrower during the term of this Agreement (whether or not consecutive) so long as such ratio does not exceed 55%.

(d)Fixed Charge Coverage Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the ratio of Combined EBITDA to Fixed Charges, each for the period of four consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

(e)Recourse Secured Debt. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the aggregate outstanding amount of Recourse Secured Indebtedness to exceed 20% of Capitalization Value; provided that the aggregate outstanding amount of Recourse Secured Indebtedness that was incurred for purposes other than property construction does not exceed 10% of Capitalization Value.

(f)Minimum Number and Value of Eligible Unencumbered Assets. (i) At any time, there to be fewer than three (3) Eligible Unencumbered Assets; and~~,~~ (ii) at any time (other than during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), there to be less than $1,275,000,000 of Unencumbered Asset Value (measured at the end of the most recent fiscal quarter of the Borrower).

(g)Unencumbered Leverage Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the Unencumbered Leverage

Ratio to exceed 60%; provided that the Borrower shall be permitted to cure any non-compliance with this Unencumbered Leverage Ratio covenant by designating additional Eligible Unencumbered Assets and delivering a Guaranty executed by the applicable Subsidiary Guarantor within forty-five (45) days after delivery of the financial statements and a Compliance Certificate demonstrating such non-compliance before such non-compliance shall become an Event of Default.

Notwithstanding the foregoing, if (x) a Casualty or Condemnation Event occurs at one or more of the Eligible Unencumbered Assets and (y) in the reasonable determination of the Administrative Agent in consultation with the Borrower, such event materially impairs the operations of the portion(s) of such Eligible Unencumbered Asset(s) to which 25% or more of Unencumbered Asset Value is attributable, then, effective as of the date of such Casualty or Condemnation Event, the portion of the Combined Property EBITDA attributable to such impaired portion(s) of such Eligible Unencumbered Asset(s) for the prior 12-month period (the “Impaired Unencumbered Asset Value”) shall be deducted from the calculation of Unencumbered Asset Value. From and after the occurrence of such Casualty or Condemnation Event, any Borrowing of Loans or issuance, renewal or extension of any Letter of Credit (an “Extension of Credit”) shall require the Borrower to demonstrate pro-forma compliance with the financial covenants set forth in this Section 6.11 after giving effect to such Extension of Credit and the deduction of the Impaired Unencumbered Asset Value from Unencumbered Asset Value. If such deduction of Impaired Unencumbered Asset Value results in the non-compliance with any financial covenant set forth in this Section 6.11, the Borrower shall have 90 days from the date of such Casualty or Condemnation Event to cure such non-compliance before such non-compliance shall become an Event of Default.
(h)Unencumbered Interest Coverage Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the ratio of Unencumbered EBITDA to Unsecured Interest Expense, each for the period of four consecutive fiscal quarters then ended, to be less than 2.0 to 1.0.

(i)Unencumbered Asset Occupancy Ratio. As at the end of each fiscal quarter of the Borrower (other than the end of any fiscal quarter ending during the Covenant Waiver Period, which Covenant Waiver Period shall in no event include the fiscal quarter ending September 30, 2021), the Eligible Unencumbered Assets to have an aggregate Occupancy Rate of less than 80% of the aggregate gross leasable area within such Eligible Unencumbered Assets.

(j)Minimum Liquidity. At all times during the period commencing with the Amendment Effective Date through (and including) the Covenant Compliance Date, and reported as of the last day of each calendar month in a certificate of a Financial Officer of the Borrower delivered pursuant to Section 5.01(g), the Borrower shall not permit (i) the sum of (x) unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries (or if such Subsidiary is not a wholly-owned Subsidiary, the Borrower’s pro-rata share thereof based on its ownership share of such Subsidiary) and the Borrower’s pro-rata share of unrestricted Cash and Cash Equivalents of UJVs (but only if the Borrower has the sole right to control distribution of such Cash and Cash Equivalents by such UJV to its partners) as of such date of determination plus (y) an amount equal to (1) the aggregate Revolving Commitments that are available to be borrowed after giving effect to the proviso in Section 2.01(a) plus (z) the principal amount then available to be borrowed by the Borrower under its Letter Loan Agreement dated April 17, 2012, with Comerica Bank, as amended and may hereafter be amended, including extensions of the maturity date (including any Permitted Refinancing Indebtedness in respect thereof) minus (2) the aggregate Revolving Credit Exposure minus (ii) the sum of (A) the outstanding principal amount of Indebtedness of the Borrower and its Subsidiaries that matures within 30 days of such date plus (B) the amount of any previously Contingent Liability of the Borrower and its Subsidiaries that has become a fixed obligation and is due and payable within 30 days of such date (the “Available Liquidity”), as of such date of determination, to be less than $215,000,000.

(k)Annualized Calculations. For the period commencing with the fiscal quarter ending September 30, 2021, for the purposes of calculating the financial covenants under this Section 6.11, “Combined EBITDA” (and related definitions) shall be determined on an annualized basis as follows:

(i)    For the fiscal quarter ending September 30, 2021, “Combined EBITDA” shall be calculated using the one (1) fiscal quarter then ended multiplied by four (4);
(ii)    For the fiscal quarter ending December 31, 2021, “Combined EBITDA” shall be calculated using the two (2) fiscal quarters then ended multiplied by two (2);
(iii)    For the fiscal quarter ending March 31, 2022, “Combined EBITDA” shall be calculated using the three (3) fiscal quarters then ended multiplied by four-thirds (4/3); and
(iv)    For the fiscal quarter ending June 30, 2022 and thereafter, “Combined EBITDA” shall be calculated using the four (4) fiscal quarters then ended.
Notwithstanding that the Borrower shall make such calculations on an annualized basis for purposes of determining compliance with such financial covenants, the Borrower shall also provide calculations of such financial covenants using “Consolidated EBITDA” for the four (4) fiscal quarters then ended in its compliance certificate delivered pursuant to Section 5.01(d).
(l)Accelerated Compliance Date. Notwithstanding anything to the contrary in this Section 6.11, if the Accelerated Compliance Date occurs, from and after such date, the Borrower shall comply with all financial covenants set forth in this Section 6.11 at the required levels for the fiscal quarters ending September 30, 2021 and thereafter and the annualized calculations set forth in Section 6.11(k) shall cease to be applicable.

SECTION 6.12. Additional Covenants during the Covenant Waiver Period. From the Amendment Effective Date until the Covenant Compliance Date, the Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)acquire any Properties, other than as permitted by Section 6.12(c), without the prior written consent of the Required Lenders;

(b)make any Investment, other than the following:

(i)(A) Investments existing on the Amendment Effective Date and Investments committed under binding agreements which agreements were entered into before the Amendment Effective Date, and (B) amendments, modifications, extensions, refinancings, renewals or replacements of any Investments described in clause (A) as long as the terms thereof are not materially more restrictive to the Borrower and its Subsidiaries when taken as a whole (but without any increase in the amount of such Investments unless otherwise permitted),

(ii)Investments in Cash and Cash Equivalents,

(iii)(A) ownership by each of the Borrower and its Subsidiaries of the Equity Interests of each of its Subsidiaries as of the Amendment Effective Date and (B) other Investments (other than capital expenditures, except to the extent such capital expenditure is permitted by Section 6.12(c)) in the Borrower or in any Wholly-Owned Subsidiary,

(iv)capital expenditures permitted by Section 6.12(c),

(v)Investments made as a result of the receipt of non-cash consideration from an Asset Disposition permitted under this Agreement,

(vi)Investments consisting of stock, obligations or securities received in settlement of amounts owing to the Borrower or any of its Subsidiaries in the ordinary course of business or in a distribution in respect of an Investment permitted under this Section 6.12(b), and

(vii)Investments in connection with any Swap Agreements;

(c)make any capital expenditures other than (i) capital expenditures that are necessary to remedy emergency or life safety conditions, (ii) capital expenditures made or incurred with the use of casualty or condemnation proceeds for the restoration, rebuilding or replacement of the affected property, and (iii) other capital expenditures in an amount not to exceed (A) $475,000,000 during the period from the Amendment Effective Date through December 31, 2021;

(d)enter into any new ground lease on any Eligible Unencumbered Asset, other than (i) ground leases existing prior to the Amendment Effective Date and any amendment, modification, extension, renewal or replacement thereof and (ii) capital expenditures permitted by Section 6.12(c);

(e)take any action under Section 6.03(a) (excluding transactions among any of TCI, the Borrower and/or any of its Subsidiaries and any other transaction that would otherwise be permitted under this Agreement, as of the Amendment Effective Date) that would otherwise be prohibited during a Default or Event of Default; provided that the foregoing shall not prohibit the “Transaction” described in the Consent and Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 21, 2020 among the Borrower, the Administrative Agent and the Lenders party thereto (which Consent and Amendment shall not be deemed amended, modified, or otherwise affected by the Second Amendment); or

(f)Neither TCI nor the Borrower shall repurchase any of its preferred or common Equity Interests, other than the repurchase of preferred Equity Interests as contemplated by the merger transaction with Simon Property Group, Inc. and its affiliates and the repurchase of preferred Equity Interests through the issuance of new preferred Equity Interests in an amount necessary to repurchase such preferred Equity Interests.

ARTICLE VII

Events of Default; Remedies

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) above) payable under this Agreement or any other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for two (2) Business Days after receipt of written notice from the Administrative Agent of such failure to pay;

(d)any representation or warranty made or deemed made by or on behalf of TCI, the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s or any Subsidiary Guarantor’s existence or TCI’s REIT status) ~~or~~, 5.08, 5.12(a), 5.12(b) or in Article VI (subject to any cure periods set forth in Section 6.11 or elsewhere in this Agreement);

(f)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (e) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; provided, however, that if any such default is capable of being cured but cannot by its nature be cured within such thirty (30) day grace period and so long as the Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, the Borrower shall have an additional period, not to exceed sixty (60) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date;

(g)TCI, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable notice and cure period;

(h)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable notice and cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than in cases where, in the judgment of the Required Lenders, meaningful discussions likely to result in (1) a waiver or cure of such event or condition or (2) otherwise averting such acceleration are in progress between TCI, the Borrower or a Subsidiary, as the case may be, and the obligee of such Material Indebtedness); provided that this clause (h) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or for a substantial part of its assets, and, in any such case of (i) or (ii) above, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for TCI, the Borrower, any Subsidiary Guarantor, or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or for a substantial part of its assets, (iv) adopt any resolution of its board of directors or take any similar corporate, partnership or limited liability company action authorizing, consenting to or approving any of the foregoing, or (v) make a general assignment for the benefit of creditors;

(k)TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than with respect to claims arising out of Nonrecourse Indebtedness) shall be rendered against TCI, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unstayed or unbonded pending appeal for a period of 30 consecutive days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(m)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(n)the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, the Guaranty or any other Loan Document; or this Agreement, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof); ~~or~~

(o)     a Change in Control shall occur; or

(p) any Collateral Document shall for any reason fail to create a valid and perfected security interest in any portion of the Covenant Waiver Period Collateral, as applicable, purported to be covered thereby, with the priority required by the applicable Collateral Document, except (i) as permitted by the terms of any Loan Document, (ii) as a result of the release of such security interest in accordance with the terms of any Loan Document or (iii) as a result of the failure of the Collateral Agent or Administrative Agent to maintain the possession of certificates actually delivered to it representing securities pledged under a Collateral Document or to file Uniform Commercial Code continuation statements;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, exercise on behalf of itself and the Lenders all rights and remedies available under the Loan Documents and applicable law, provided that the ability of the Administrative Agent to take any such action requested or consented to by the Required Lenders in respect of the Collateral will be subject to the terms and provisions of the Intercreditor Agreement.
SECTIONS 7.02. Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

(a)First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in its capacity as such in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent and the Lenders against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(c)Third to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably;

(d)Fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably;

(e)Fifth, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;

(f)Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;

(g)Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender; and

(h)Eighth, to the Borrower or whoever may be legally entitled thereto.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Administrative Agent Duties, Etc. Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing,
(a)the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(b)the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section ~~8.2~~9.02), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; and

(c)except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (which shall be deemed to exist only if determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
Neither the Administrative Agent nor any of its Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04, (iii) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, and (iv) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders, the Issuing Banks and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent for its gross negligence or willful misconduct as determined by a court of competent jurisdiction. Upon any such resignation or removal, the Required Lenders shall have the right, with the written consent of the Borrower so long as no Default or Event of Default exists, such consent not to be unreasonably withheld or delayed, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.
The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. The provisions of this Section 8.01 shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.
SECTION 8.02. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using "plan assets" (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)     The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail or sent by telecopy (and confirmed by another form of permitted delivery), as follows:

(i)if to the Borrower, to it at c/o The Taubman Company LLC, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304, Attention: Treasurer (Telecopy No. (248) 258-7275), with a copy to: c/o The Taubman Company LLC, 200 East Long Lake Road - Suite 300, Bloomfield Hills, Michigan 48304, Attention: General Counsel (Telecopy No. (248) 258-7586), and Honigman Miller Schwartz and Cohn LLP, 39400 Woodward Avenue, Suite 101, Bloomfield Hills, Michigan 48304-5048, Attention: Martin L. Katz, Esq. (Telecopy No. (248) 566-8457);
(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor L2S, IL1-0010, Chicago, Illinois 60603, Attention of Christopher Wong, (Telecopy No. (312) 233-2257), email: cls.reb.chicago@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 19th Floor, IL1-0958, Chicago, Illinois 60603, Attention of Elizabeth Johnson, (Telecopy No. (312) 325-5008);
(iii)if to the Issuing Bank, (A) if JPMorgan Chase Bank, N.A., to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, Floor L2S, IL1-0010, Chicago, Illinois 60603, Attention of Christopher Wong, (Telecopy No. (312) 233-2257), email: cls.reb.chicago@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 19th Floor, IL1-0958, Chicago, Illinois 60603, Attention of Elizabeth Johnson, (Telecopy No. (312) 325-5008), [(B) if Wells Fargo Bank, National Association, to it at ____________________, and (C) if PNC Bank, National Association, to it at ____________________;] and
(iv)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given upon confirmation of receipt (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through the Approved Electronic Platform, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished using the Approved Electronic Platform pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or as expressly provided herein. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)     Electronic Systems.

(i)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(ii)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(iii)The Approved Electronic Platform and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Approved Electronic Platform and expressly disclaim liability for errors or omissions in the Communications and the Approved Electronic Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Approved Electronic Platform. In no event shall the Administrative Agent or any Joint Lead Arrangers or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Banks or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet or the Approved Electronic Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Approved Electronic Platform.
(iv)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender's or Issuing Bank's (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally applicable document retention procedures and policies.
(vi)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)     Subject to Section 2.14(b), Section 2.20(b) and Section 9.02(c) hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (provided that only the consent of the Required Facility Lenders under a particular Facility shall be necessary to waive any applicability of default interest with respect to such Facility), or reduce any fees payable hereunder, in each case with respect to a Facility, without the written consent of each Lender in such Facility affected thereby, (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case with respect to a Facility, without the written consent of each Lender in such Facility affected thereby, (iv) change Section 2.18(a), (b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, in each case with respect to a Facility, without the written consent of each Lender in such Facility, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or “Required Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, in each case with respect to a Facility without the written consent of each Lender in such Facility, or (vi) release any Subsidiary Guarantor (except as provided in Section 5.10 or Section 6.04), without the written consent of each Lender or (vii) change the definition of “Pro Rata Share” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect Section 2.20 or the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, or such Issuing Bank, as the case may be.

(c)     If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable third-party out of pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) in accordance with the terms and conditions of the fee letter and expense reimbursement letter entered into between the Borrower and the Administrative Agent, including all out-of-pockets costs and expenses incurred in obtaining the Mortgage Collateral Deliverables, (ii) all reasonable third-party out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable third-party out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such third‑party out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)     The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee, to the extent incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Indemnitee shall give the Borrower at least five (5) Business Days’ prior written notice of the proposed settlement of any claim, litigation, investigation or proceeding for which the Borrower is liable for indemnification under this Section 9.03(b). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)     Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)     To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)     All amounts due under this Section shall be payable not later than five (5) Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons which is an Eligible Assignee (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, which notice shall indicate the reason that such assignee is an Eligible Assignee and whether such assignee has delivered the certificate described in Section 2.17(f)(ii) to the effect that such assignee is exempt from U.S. withholding tax; provided further that no consent of the Borrower shall be required for an assignment to a Lender with a Commitment immediately prior to giving effect to such assignment or an Affiliate or an Approved Fund of such Lender or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Borrower shall not be deemed to have unreasonably withheld its consent to an assignment if (x) the proposed assignee is unable to deliver the certificate described in Section 2.17(f)(ii) to the effect that such assignee is exempt from U.S. federal withholding tax or (y) the proposed assignee is a competitor of the Borrower of the type described in clause (i)(a) of the definition of “Competitor” or fails to provide information reasonably requested by the Borrower in order to make a determination as to whether the proposed assignee is such a competitor;
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)in the case of the assignment of a Revolving Commitment, each Issuing Bank.

(ii)     Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Persons at such assignee to whom all syndicate-level information (which may contain material non-public information about TCI, the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 for periods while it was a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of the Administrative Agent or the Issuing Banks but with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower (provided that, the Borrower shall be deemed to have consented to participation unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof, which notice shall indicate the reason that such participant is not an Ineligible Institution and whether such participant has delivered the certificate described in Section 2.17(f)(ii) to the effect that such participant is exempt from U.S. withholding tax; and provided further that no consent of the Borrower shall be required for a participation if an Event of Default has occurred and is continuing; and provided further that the Borrower shall not be deemed to have unreasonably withheld its consent to a participation if (x) the proposed participant is unable to deliver the certificate described in Section 2.17(f)(ii) to the effect that such participant is exempt from U.S. federal withholding tax or (y) the proposed participant is a competitor of the Borrower of the type described in clause (i)(a) of the definition of “Competitor” or fails to provide information reasonably requested by the Borrower in order to make a determination as to whether the proposed participant is such a competitor), sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 2.17(h) (it being understood that the documentation required under

Section 2.17(f) and 2.17(h) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)     Competitors. (i) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a written update to the Competitor List pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)     If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) terminate any Revolving Commitment of such Competitor and repay all obligations of the Borrower owing to such Competitor in connection with such Revolving Commitment plus accrued interest, accrued fees and all other amounts payable to it hereunder, (B) in the case of outstanding Term Loans held by Competitors, purchase or prepay such Term Loans by paying the principal amount thereof plus accrued interest fees and other amounts payable to it hereunder and/or (C) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts payable to it hereunder.

(iii)     Notwithstanding anything to the contrary contained in this Agreement, Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.

(iv)     The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)     Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that ~~nothing herein shall require~~without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept ~~electronic signatures in any form or format without its prior written consent~~such Electronic Signature, each party hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any other party hereto without further verification and (b) upon the reasonable request of the Administrative Agent, any Electronic Signature of any party to this Agreement or any other Loan Document shall, as promptly as practicable, be followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, except by facsimile or email. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders (on behalf of itself and its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent, an Issuing Bank, or a Lender, as the case may be, shall be liable for any breach of confidentiality by any of the foregoing Persons to whom it discloses the Information), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same, and at least as restrictive, as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Competitor List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such Competitor List), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that the Administrative Agent, the Issuing Banks and the Lenders, as the case may be, shall, to the extent possible and permitted by law, provide the Borrower with reasonable prior notice of any disclosure of information referred to in clauses (b) and (c) above to allow the Borrower to seek a protective order regarding such disclosure at the Borrower’s expense, provided that no such notice shall be required in respect of any disclosure to bank regulatory authorities purporting to have jurisdiction over such Administrative Agent, Issuing Bank or Lender or its Related Parties. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms hereof to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Loans, the Letters of Credit and the Commitments; provided that such Person is advised of and agrees to be bound by the provisions of this Section 9.12. For the purposes of this Section, “Information” means all information received from the Borrower, The Taubman Company, or their agents, representatives or affiliates relating to the Borrower or any Subsidiary or any UJV or its or their business, including financial statements, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event shall such standard of care be less than a reasonable standard of care.

SECTION 9.13. Material Non-Public Information.

(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, INCLUDING, BUT NOT LIMITED TO, RULE 10b-5 OF THE SECURITIES EXCHANGE ACT OF 1934.

(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT TCI, THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A PERSON AT SUCH LENDER WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders.

(a)     If TCI or the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of TCI’s and the Borrower’s respective securities while in possession of the Loan Documents.

(b)     The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.17. Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “TRG Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the TRG Partners or out of any assets of the TRG Partners, provided, however, that nothing in this Section shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or form any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any TRG Partner from personal liability for its or his own fraudulent actions or fraudulent omissions, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other

Loan Parties (notwithstanding the fact that the TRG Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the TRG Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Lender’s rights against the Borrower or the other Loan Parties, but not otherwise) or shall be enforced against the TRG Partners, their successors and assigns, or their assets.

SECTION 9.18. No Advisory or Fiduciary Responsibility. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)     The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)     In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.19. Transitional Arrangements. (a) Existing Credit Agreement Superseded. This Agreement shall supersede the Existing Credit Agreement in its entirety on the Effective Date, except as provided in this Section 9.19. On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided however, that (x) any of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Loans hereunder (y) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; and (z) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations The Revolving Lenders’ interests in the Revolving Loans and participations in the Letters of Credit shall be reallocated and continued in a cashless roll transaction on the Effective Date in accordance with each Lender’s applicable Revolving Percentage, and the Revolving Lenders shall make such purchases of Revolving Loans from each other as necessary to effect such reallocation. The Term Loan Lenders’ interests in the Term Loans shall be reallocated and continued in a cashless roll transaction on the Effective Date in accordance with the Term Loan Commitments, and the Term Loan Lenders shall make such purchases of Term Loans from each other as necessary to effect such reallocation. On the Effective Date, (A) the loan commitments of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, the Borrower shall pay or cause to be paid all outstanding obligations owing to the Exiting Lenders on the Effective Date, and each Exiting Lender will cease to be a Lender under this Agreement, and (B) each Person listed on Schedule 2.01 attached to this Agreement shall be a Lender under this Agreement with the applicable Commitments and Loans set forth opposite its name on such Schedule 2.01. For the avoidance of doubt, all existing Interest Periods outstanding under the Existing Credit Agreement shall remain in place on and after the Effective Date in accordance with their terms until the end of each such Interest Period, or the conversion or continuation thereof, or prepayment of the portion of the Loans subject to such Interest Period.

(b)      Return and Cancellation of Notes. Upon its receipt of the Notes to be delivered hereunder on the Effective Date, each Lender will promptly return to the Borrower, marked “Cancelled” or “Replaced”, the notes of the Borrower held by such Lender pursuant to the Existing Credit Agreement or in the case of any loss, theft or destruction of any such note, a lost note affidavit in customary form.

(c)     Interest and Fees Under Existing Credit Agreement. All interest and all facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement, as if the Existing Credit Agreement was still in effect.

SECTION 9.20. Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the ~~write-down~~Write-Down and

~~conversion powers of any EEA~~Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the ~~write-down~~Write-Down and ~~conversion powers of any EEA~~Conversion Powers of the applicable Resolution Authority.
SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
By: /s/     Simon Leopold
Name:    Simon Leopold
Title:    Authorized Signatory

Schedule UA

Eligible Unencumbered Assets; Capitalization Rates

Property	Capitalization Rate

Dolphin Mall, Miami, Florida	6.00%
Beverly Center, Los Angeles, California	6.00%
The Gardens on El Paseo, Palm Desert, California	6.00%